   As Filed with the Securities and Exchange Commission on November 5, 2001.
                                           Registration Statement No. 333-67362


===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 Amendment No. 1
                                       to

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                              RITE AID CORPORATION
                  *And the Subsidiary Guarantors listed below
             (Exact name of registrant as specified in its charter)


              Delaware                                5912                           23-1614034
  (State or other jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
   incorporation or organization)          Classification Code Number)
        Identification No.)

                              --------------------

                                 30 Hunter Lane
                          Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                             Elliot S. Gerson, Esq.
               Senior Executive Vice President and General Counsel
                              Rite Aid Corporation
                                 30 Hunter Lane
                          Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
                           (717) 760-7867 (facsimile)
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                        Copies of all communications to:
                              Stacy J. Kanter, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                 4 Times Square
                            New York, New York 10036
                                 (212) 735-3000
                           (212) 735-2000 (facsimile)

                              --------------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

 If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

 If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

 If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.


===============================================================================

                         TABLE OF ADDITIONAL REGISTRANTS


                                                                     State or Other      Primary Standard
                                                                     Jurisdiction of        Industrial
Name of Additional                                                  Incorporation or    Classification Code      I.R.S. Employer
   Registrant*                                                         Formation              Number          Identification Number
------------------                                                  ----------------    -------------------   ---------------------
Ann & Government Streets Mobile Alabama, LLC                            Delaware               446110                  None
Apex Drug Stores, Inc.                                                  Michigan               446110               38-2413448
Baltimore/Annapolis Boulevard & Governor Richie
 Highway-Glen Burmie, Maryland, LLC                                     Delaware               446110                  None
Broadview and Wallings-Broadview Heights Ohio, Inc.                       Ohio                 446110               25-1814215
Central Avenue & Main Street Petal, MS, LLC                             Delaware               446110                  None
Dominion Action One Corporation                                         Delaware             Inactive               25-1569007
Dominion Action Two Corporation                                         Delaware             Inactive               25-1568836
Dominion Action Three Corporation                                       Delaware             Inactive               25-1568837
Dominion Action Four Corporation                                        Delaware             Inactive               25-1568961
Dominion Drug Stores Corp.                                               Nevada                446110               23-2427440
Drug Fair, Inc.                                                         Maryland               446110               54-0525766
Drug Fair of PA, Inc.                                                 Pennsylvania             446110               54-0844303
Eagle Managed Care Corp.                                                Delaware               524291               25-1724201
Eighth & Water Streets-Urichsville, Ohio, LLC                           Delaware               446110                  None
England Street-Asheland Corporation                                     Virginia               446110               25-1826010
Fairground, LLC                                                         Virginia              446110                54-1849788
GDF, Inc.                                                               Maryland             Inactive               34-1343867
Gettysburg and Hoover - Dayton, Ohio, LLC                                 Ohio                 446110                  None
Gratiot & Center-Saginaw Township, Michigan, LLC                        Delaware               446110                  None
Harco, Inc.                                                              Alabama               446110               63-0522700
Jaime Nathan Travis Corporation                                       Pennsylvania           Inactive                Inactive
K&B, Incorporated                                                       Delaware               551112               51-0346254
K&B Alabama Corporation                                                  Alabama               446110               72-1011085
K&B Florida Corporation                                                  Florida               446110               72-1058893
K&B Louisiana Corporation                                               Louisiana              446110               72-1043860
K&B Mississippi Corporation                                            Mississippi             446110               72-0883482
K&B Services, Incorporated                                              Louisiana            Inactive               72-1245171
K&B Tennessee Corporation                                               Tennessee              446110               62-1444359
K&B Texas Corporation                                                     Texas                446110               72-1010327
K&B Trainees, Inc.                                                      Louisiana            Inactive               72-0773677
Katz & Besthoff, Inc.                                                   Louisiana            Inactive               72-0853034
Keystone Centers, Inc.                                                Pennsylvania             446110               23-1730114
Lakehurst and Broadway Corporation                                     New Jersey              446110               23-2937947
Laverdiere's Enterprises, Inc.                                            Maine               446110                01-0243396
Leader Drugs, Inc.                                                      Maryland              446110                52-0729594
Mayfield & Chillicothe Roads - Chesterknol, LLC                           Ohio                 446110                  None
Munson & Andrews, LLC                                                     Ohio                 446110                  None
Name Rite, LLC                                                          Delaware               551112                  None
Northline & Dix - Toledo - Southgate, LLC                               Michigan               446110                  None
Ocean Acquisition Corporation                                           Delaware               551112               25-1778194
PDS-1 Michigan, Inc.                                                    Michigan               446110               38-2935739
P.L.D. Enterprises, Inc.                                                 Nevada              Inactive               93-0901297
PL Xpress, Inc.                                                          Oregon               484121                93-0962294
Patton Drive and Navy Boulevard Property
 Corporation                                                             Florida               446110               23-2870495
Paw Paw Lake Road & Paw Paw Avenue-Coloma,
 Michigan, LLC                                                          Delaware               446110                  None

                                                                     State or Other      Primary Standard
                                                                     Jurisdiction of        Industrial
Name of Additional                                                  Incorporation or    Classification Code      I.R.S. Employer
   Registrant*                                                         Formation              Number          Identification Number
------------------                                                  ----------------    -------------------   ---------------------
Perry Distributors, Inc.                                                Michigan              493110                38-1718545
Perry Drug Stores, Inc.                                                 Michigan              446110                38-0947300
Portfolio Medical Services, Inc.                                        Delaware             Inactive                Inactive
RDS Detroit, Inc.                                                       Michigan              446110                35-1799950
Rack Rite Distributors, Inc.                                          Pennsylvania            493110                23-1906110
Ram-Utica, Inc.                                                         Michigan             Inactive                Inactive
Reads, Inc.                                                             Maryland
Rite Aid Drug Palace, Inc.                                              Delaware              446110                23-2325476
Rite Aid Hdqtrs. Corp.                                                  Delaware              551114                23-2308342
Rite Aid of Alabama, Inc.                                                Alabama              446110                23-2410761
Rite Aid of Connecticut, Inc.                                          Connecticut            446110                23-1940645
Rite Aid of Delaware, Inc.                                              Delaware              446110                23-1940646
Rite Aid of Florida, Inc.                                                Florida              446110                23-2047226
Rite Aid of Georgia, Inc.                                                Georgia              446110                23-2125551
Rite Aid of Illinois, Inc.                                              Illinois              446110                23-2416666
Rite Aid of Indiana, Inc.                                                Indiana              446110                23-2048778
Rite Aid of Kentucky, Inc.                                              Kentucky              446110                23-2039291
Rite Aid of Maine, Inc.                                                   Maine               446110                01-0324725
Rite Aid of Maryland, Inc.                                              Maryland              446110                23-1940941
Rite Aid of Massachusetts, Inc.                                       Massachusetts           446110                23-1940647
Rite Aid of Michigan, Inc.                                              Michigan              446110                38-0857390
Rite Aid of New Hampshire, Inc.                                       New Hampshire           446110                23-2008320
Rite Aid of New Jersey, Inc.                                           New Jersey             446110                23-1940648
Rite Aid of New York, Inc.                                              New York              446110                23-1940649
Rite Aid of North Carolina, Inc.                                     North Carolina           446110                23-1940650
Rite Aid of Ohio, Inc.                                                    Ohio                446110                23-1940651
Rite Aid of Pennsylvania, Inc.                                        Pennsylvania            446110                23-1940652
Rite Aid of South Carolina, Inc.                                     South Carolina           446110                23-2047222
Rite Aid of Tennessee, Inc.                                             Tennessee             446110                23-2047224
Rite Aid of Vermont, Inc.                                                Vermont              446110                23-1940942
Rite Aid of Virginia, Inc.                                              Virginia              446110                23-1940653
Rite Aid of Washington, D.C., Inc.                                  Washington, D.C.          446110                23-2461466
Rite Aid of West Virginia, Inc.                                       West Virginia           446110                23-1940654
Rite Aid Realty Corp.                                                   Delaware              551112                23-1725347
Rite Aid Rome Distribution Center, Inc.                                 New York              493110                23-1887836
Rite Aid Transport, Inc.                                                Delaware              484121                25-1793102
Rite Aid Venturer #1, Inc.                                              Delaware             Inactive               23-2492985
Rite Fund, Inc.                                                         Delaware              551112                51-0273194
Rite Investments Corp.                                                  Delaware              551112                51-0273192
Rx Choice, Inc.                                                         Delaware              532411                75-1398207
Script South, Inc.                                                       Alabama             Inactive               63-1019292
Seven Mile & Evergreen - Detroit, LLC                                   Michigan              446110                   None
Silver Springs Road-Baltimore, Maryland/One, LLC                        Delaware              446110                   None
Silver Springs Road-Baltimore, Maryland/Two, LLC                        Delaware              446110                   None
Sophie One Corp.                                                        Delaware             Inactive                Inactive
State & Fortification Streets - Jackson, Mississippi, LLC               Delaware              446110                   None
State Street & Hill Road-Gerard, Ohio, LLC                              Delaware              446110                   None
Super Distributors, Inc.                                                Louisiana             493110                72-0678665
Super Ice Cream Suppliers, Inc.                                         Louisiana            Inactive               72-0618651
Super Laboratories, Inc.                                                Louisiana            Inactive               72-1068239
Super Pharmacy Network, Inc.                                             Florida             Inactive               59-3252055

                                                                     State or Other      Primary Standard
                                                                     Jurisdiction of        Industrial
Name of Additional                                                  Incorporation or    Classification Code      I.R.S. Employer
   Registrant*                                                         Formation              Number          Identification Number
------------------                                                  ----------------    -------------------   ---------------------
Super Tobacco Distributors, Inc.                                       Mississippi           Inactive               72-0875700
The Lane Drug Company                                                     Ohio                446110                53-0125212
The Muir Company                                                          Ohio                446610                   None
Thrifty Corporation                                                    California             446110                95-1297550
Thrifty Payless, Inc.                                                  California             446110                95-4391249
Thrifty Wilshire, Inc.                                                 California            Inactive               95-3904571
Tyler and Sanders Roads, Birmingham-Alabama, LLC                        Delaware              446110                   None
Virginia Corporation                                                    Delaware              551112                51-0335659
W.R.A.C., Inc.                                                        Pennsylvania            493110                23-2102752
112 Burleigh Avenue Norfolk, LLC                                        Virginia              446110                   None
537 Elm Street Corporation                                            Rhode Island            446110                23-2962033
657-659 Broadway St. Corp.                                             New Jersey             446110                   None
764 South Broadway-Geneva, Ohio, LLC                                      Ohio                446110                   None
1515 West State Street Boise, Idaho, LLC                                Delaware              446110                   None
1525 Cortyou Road - Brooklyn                                            New York              446110                   None
1740 Associates, LLC                                                    Michigan              446110                   None
3581 Carter Hill Road - Montgomery Corp.                                 Alabama              446110                   None
4042 Warrensville
Center Road --
Warrensville Ohio, Inc.                                                   Ohio                446110                25-1820507
5277 Associates, Inc.                                                  Washington             446110                23-2940919
5600 Superior Properties, Inc.                                            Ohio                446110                   None


* Addresses and telephone numbers of principal executive offices are the same as those of Rite Aid Corporation.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------


                 Subject to Completion, Dated November 5, 2001


PROSPECTUS

                              RITE AID CORPORATION


             Offer to Exchange 12.50% Senior Secured Notes Due 2006
                    for 12.50% Senior Secured Notes Due 2006 which have been registered under the Securities Act of 1933, as amended guaranteed by the subsidiary guarantors listed on the
                         first page of this prospectus

The exchange offer will expire at 5:00 p.m., New York City time, on        ,
2001, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

o We will exchange New Notes for all outstanding Old Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

o You may withdraw tenders of Old Notes at any time prior to the expiration or termination of the exchange offer.

o The terms of the New Notes are substantially identical to those of the outstanding Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.


o The exchange of Old Notes for New Notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption "Material Federal Income Tax Considerations" beginning on page 42 for more information.


o We will not receive any cash proceeds from the exchange offer.

o We issued the Old Notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Old Notes.

   There is no established trading market for the New Notes or the Old Notes.

   Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


See "Risk Factors" beginning on page 15 for a discussion of risks you should consider prior to tendering your outstanding Old Notes for exchange.



                 The date of this prospectus is        , 2001.

                                TABLE OF CONTENTS


                                                                            Page
                                                                        --------
Subsidiary Guarantors ..............................................           1
Cautionary Note Regarding Forward Looking Statements ...............           2
Where You Can Find More Information ................................           3
Incorporation Of Certain Documents By Reference ....................           3
Prospectus Summary .................................................           4
Risk Factors .......................................................          15
Use Of Proceeds ....................................................          22
Ratio Of Earnings To Fixed Charges .................................          22
Selected Consolidated Financial Information ........................          23
The Exchange Offer .................................................          25
Description Of The New Notes .......................................          32
Material Federal Income Tax Considerations .........................          42
Plan Of Distribution ...............................................          42
Legal Matters ......................................................          42
Experts ............................................................          42

                              SUBSIDIARY GUARANTORS


Ann & Government Streets
 Mobile Alabama, LLC
Apex Drug Stores, Inc.
Baltimore/Annapolis Boulevard
 & Governor Richie
 Highway - Glen Burnie,
 Maryland, LLC
Broadview and Wallings-
 Broadview Heights Ohio, Inc.
Central Avenue & Main Street
 Petal, MS, LLC
Dominion Action One
 Corporation
Dominion Action Two
 Corporation
Dominion Action Three
 Corporation
Dominion Action Four
 Corporation
Dominion Drug Stores Corp.
Drug Fair, Inc.
Drug Fair of PA, Inc.
Eagle Managed Care Corp.
Eighth & Water Streets-
 Urichsville, Ohio, LLC
England Street-Asheland
 Corporation
Fairground, LLC
GDF, Inc.
Gettysburg and Hoover - Dayton,
 Ohio, LLC
Gratiot & Center-Saginaw
 Township, Michigan, LLC
Harco, Inc.
Jaime Nathan Travis
 Corporation
K&B, Incorporated
K&B Alabama Corporation
K&B Florida Corporation
K&B Louisiana Corporation
K&B Mississippi Corporation
K&B Services, Incorporated
K&B Tennessee Corporation
K&B Texas Corporation
K&B Trainees, Inc.
Katz & Besthoff, Inc.
Keystone Centers, Inc.
Lakehurst and Broadway
 Corporation
Laverdiere's Enterprises, Inc.
Leader Drugs, Inc.
Mayfield & Chillicothe Roads -
 Chesterknol, LLC
Munson & Andrews, LLC
Name Rite, LLC
Northline & Dix - Toledo -
 Southgate, LLC
Ocean Acquisition Corporation
PDS-1 Michigan, Inc.
P.L.D. Enterprises, Inc.
PL Xpress, Inc.
Patton Drive and Navy
 Boulevard Property
 Corporation
Paw Paw Lake Road & Paw
 PawAvenue-Coloma,
 Michigan, LLC
Perry Distributors, Inc.
Perry Drug Stores, Inc.
Portfolio Medical Services, Inc.
RDS Detroit, Inc.
Rack Rite Distributors, Inc.
Ram-Utica, Inc.
Reads, Inc.
Rite Aid Drug Palace, Inc.
Rite Aid Hdqtrs.Corp.
Rite Aid of Alabama, Inc.
Rite Aid of Connecticut, Inc.
Rite Aid of Delaware, Inc.
Rite Aid of Florida, Inc.
Rite Aid of Georgia, Inc.
Rite Aid of Illinois, Inc.
Rite Aid of Indiana, Inc.
Rite Aid of Kentucky, Inc.
Rite Aid of Maine, Inc.
Rite Aid of Maryland, Inc.
Rite Aid of Massachusetts, Inc.
Rite Aid of Michigan, Inc.
Rite Aid of New Hampshire, Inc.
Rite Aid of New Jersey, Inc.
Rite Aid of New York, Inc.
Rite Aid of North Carolina, Inc.
Rite Aid of Ohio, Inc.
Rite Aid of Pennsylvania, Inc.
Rite Aid of South Carolina, Inc.
Rite Aid of Tennessee, Inc.
Rite Aid of Vermont, Inc.
Rite Aid of Virginia, Inc.
Rite Aid of Washington, D.C.,
 Inc.
Rite Aid of West Virginia, Inc.
Rite Aid Realty Corp.
Rite Aid Rome Distribution
 Center, Inc.
Rite Aid Transport, Inc.
Rite Aid Venturer #1, Inc.
Rite Fund, Inc.
Rite Investments Corp.
 Fredericksburg, LLC
RX Choice, Inc.
Script South, Inc.
Seven Mile & Evergreen -
 Detroit, LLC
Silver Springs Road-Baltimore,
 Maryland/One, LLC
Silver Springs Road-Baltimore,
 Maryland/Two, LLC
Sophie One Corp.
State & Fortification Streets -
 Jackson, Mississippi, LLC
State Street & Hill Road-Gerard,
 Ohio, LLC
Super Distributors, Inc.
Super Ice Cream Suppliers, Inc.
Super Laboratories, Inc.
Super Pharmacy Network, Inc.
Super Tobacco Distributors, Inc.
The Lane Drug Company
The Muir Company
Thrifty Corporation
Thrifty Payless, Inc.
Thrifty Wilshire, Inc.
Tyler and Sanders Roads,
 Birmingham-Alabama, LLC
Virginia Corporation
W.R.A.C., Inc.
112 Burleigh Avenue Norfolk,
 LLC
537 Elm Street Corporation
657-659 Broadway St. Corp.
764 South Broadway-Geneva,
 Ohio, LLC
1515 West State Street Boise,
 Idaho, LLC
1525 Cortyou Road - Brooklyn
1740 Associates, LLC
3581 Carter Hill Road --
 Montgomery Corp.
4042 Warrensville Center Road
 -- Warrensville Ohio, Inc.
5277 Associates, Inc.
5600 Superior Properties, Inc.

              CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS


   This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

   Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

   o our high level of indebtedness;

   o our ability to make interest and principal payment on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements;

   o our ability to improve the operating performance of our existing stores, and, in particular, our new and relocated stores in accordance with our management's long term strategy;

   o the outcomes of pending lawsuits and governmental investigations, both civil and criminal, involving our financial reporting and other matters;

   o competitive pricing pressures, continued consolidation of the drugstore industry;

   o third-party prescription reimbursement levels, regulatory changes governing pharmacy practices;

   o general economic conditions, inflation and interest rate movements;

   o merchandise supply constraints or disruptions;

   o access to capital; and

   o our ability to further develop, implement and maintain reliable and adequate internal accounting systems and controls.


   We undertake no obligation to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this prospectus in the section titled "Risk Factors".

                       WHERE YOU CAN FIND MORE INFORMATION



   We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the SEC's regional office at 505 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".


   Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "RAD". You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014.

   We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the New Notes. This prospectus does not contain all of the information in the registration statement. You will find more information about us and the New Notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to incorporate by reference into this document the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:

   o our annual report on Form 10-K for the fiscal year ended March 3, 2001, filed on May 21, 2001;


   o our proxy statement on Schedule 14A for our 2001 annual stockholders' meeting, filed on May 31, 2001;


   o our quarterly reports on Form 10-Q for the thirteen week periods ended June 2, 2001 and September 1, 2001; and

   o our current reports on Form 8-K dated June 21, 2001 and June 28, 2001.

   All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption "Where you can find more information".

   We will provide without charge to each person, including each beneficial owner of Old Notes, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference but not delivered with this prospectus). You should direct requests for documents to 30 Hunter Lane, Camp Hill, Pennsylvania 17011, attn: Senior Executive Vice President and General Counsel. His telephone number is (717) 761-2633.

                               PROSPECTUS SUMMARY



   The following information summarizes the detailed information and financial statements included elsewhere and incorporated by reference in this prospectus. We encourage you to read this entire prospectus and the information we are incorporating by reference carefully. Unless otherwise indicated or the context otherwise requires, dates in this prospectus that refer to a particular fiscal year (e.g. fiscal 2001) refer to the fiscal year ended on the Saturday closest to February 28 of that year. The fiscal year ended March 3, 2001 included 53 weeks. The fiscal years ended February 26, 2000, February 27, 1999 and February 28, 1998 included 52 weeks.


                              Rite Aid Corporation

Our Business


    We are the second largest retail drugstore chain in the United States, based on number of stores, and the third largest based on revenues. As of September 1, 2001, we operated 3,594 drugstores in 29 states across the country and in the District of Columbia. We have a first or second place market position, based on revenues, in 34 of the 65 major U.S. metropolitan markets in which we operate. During fiscal 2001, we generated $14.5 billion in revenues and we generated $7.4 billion in revenues in our first half of fiscal 2002. Since the beginning of fiscal 1997, we have purchased 1,554 stores, relocated 952 stores, opened 469 new stores and remodeled 435 stores. As a result, we believe we have one of the most modern store bases in the industry.

    In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2001, our pharmacists filled more than 204 million prescriptions, which accounted for 59.5% of our total sales. In the first half of fiscal 2002, pharmacy sales accounted for 61.3% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy and the discovery of new and better drug therapies. We offer approximately 24,600 front-end products, including over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, photo processing, seasonal merchandise and numerous other everyday and convenience products, which accounted for the remaining 40.5% of our total sales in fiscal 2001. We distinguish our stores from other national chain drugstores, in part, through our private label brands and our strategic alliance with General Nutrition Companies, Inc. ("GNC"), a leading retailer of vitamin and mineral supplements. We offer over 1,500 products under the Rite Aid private label brand, which contributed approximately 10% of our front-end sales in fiscal 2001.


Background

    Under prior management, we were engaged in an aggressive expansion program from 1997 until 1999. During that period, we purchased 1,554 stores, relocated 866 stores, opened 445 new stores, remodeled 308 stores and acquired PCS Health Systems, Inc. These activities had a significant negative impact on our operating results and financial condition, severely strained our liquidity and increased our indebtedness to $6.6 billion as of February 26, 2000, which contributed to our inability to access the financial markets. A resulting decrease in revenue due to inventory shortages, reduction in advertising and uncompetitive prices on front-end products led to a decline in customer traffic, which had a negative impact on our store operations. In October 1999, we announced that we had identified accounting irregularities and our former chairman and chief executive officer resigned. In November 1999, our former auditors resigned and withdrew their previously issued opinions on our financial statements for fiscal 1998 and fiscal 1999. We needed to restate our financial statements and develop accounting systems and controls that would allow us to manage our business and accurately report the results of our operations.

    In December 1999, a new management team was hired, and since that time we have been addressing our business, operational and financial challenges. In response to our situation, new management has:


   o Reduced our indebtedness from $6.6 billion as of February 26, 2000 to $3.7 billion as of September 1, 2001, after giving effect to the Refinancing (described below);


   o Improved front-end same store sales growth from a negative 2.2% in fiscal 2000 to a positive 6.5% in fiscal 2001 by improving store conditions and product pricing and launching a competitive marketing program;


   o Improved same store sales growth from 8.0% in the first half of fiscal 2001 to 9.1% in the first half of fiscal 2002 and front-end same store sales growth from 3.8% in the first half of 2001 to 4.8% in the first half of 2002;


   o Restated our financial statements for fiscal 1998 and fiscal 1999, as well as engaged Deloitte & Touche LLP as our new auditors to audit our fiscal years beginning with fiscal 1998;

   o Continued developing and implementing a comprehensive plan, which is ongoing, to address problems with our accounting systems and controls, and also resumed normal financial reporting;

   o Significantly reduced the amount of our indebtedness maturing prior to March 2005; and

   o Addressed out-of-stock inventory levels and strengthened our vendor relationships.

Refinancing Transactions

   On June 27, 2001, we completed a comprehensive $3.2 billion refinancing package (the "Refinancing") that includes a new $1.9 billion senior secured credit facility underwritten by Citicorp North America, Inc., The Chase Manhattan Bank, Credit Suisse First Boston and Fleet Retail Finance, Inc. As a result of the Refinancing, we have significantly reduced our debt and the amount of our debt maturing prior to March 2005.

   Simultaneously with or prior to the closing of the new credit facility, we completed the following transactions, which also form part of the Refinancing:

   o  $552.0 million in private placements of our common stock.

   o An exchange with a financial institution of $152.025 million of our 10.5% senior secured notes due 2002 for $152.025 million of new 12.5% senior secured notes due 2006. The 12.5% senior secured notes due 2006 are secured by a second lien on the collateral securing the new credit facility.

   o Private exchanges of common stock for $303.5 million of our bank debt and 10.5% senior secured notes due 2002.

   o A synthetic lease transaction with respect to two of our distribution centers in the amount of approximately $106.9 million.

   o  $150 million in a private placement of new 11.25% senior notes due 2008.


   o The reclassification of $850.8 million of capital leases as operating leases.


   o An operating lease that we entered into with respect to our aircraft for approximately $25.6 million.

   o A tender offer whereby we accepted for payment $174.5 million of our 10.5% senior secured notes due 2002 at 103.25% of their principal amount.


   With the proceeds of the Refinancing, we repaid our previous senior secured credit facility, our PCS and RCF credit facilities and our secured exchange debt. As a result of the Refinancing, our remaining debt due before March 2005 consists of $152.0 million of our 5.25% convertible subordinated notes due 2002, $107.8 million of our 6.00% dealer remarketable securities due 2003, $21.9 million of our 10.5% senior secured notes due 2002 and amortization of the new credit facility. We expect to use internally generated funds to retire both the 5.25% notes and the dealer remarketable securities at maturity and to meet the amortization payments under the new credit facility.

Risk Factors


   Prospective purchasers of our senior secured notes should carefully consider the information set forth under the heading "Risk Factors", together with all other information in this prospectus, including the information we are incorporating by reference, before making an investment in the senior secured notes offered by this prospectus.


   Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. The address of our Web site is www.riteaid.com. The information on our Web site is not part of this prospectus. Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol "RAD". We were incorporated in 1968 and are a Delaware corporation.

                               THE EXCHANGE OFFER


Old Notes . . . . . . . . . . . . . . . . .            12.50% Senior Secured
                                                       Notes due 2006, which we
                                                       issued on June 27, 2001.

New Notes . . . . . . . . . . . . . . . . .            12.50% Senior Secured
                                                       Notes due 2006, the
                                                       issuance of which has
                                                       been registered under
                                                       the Securities Act of
                                                       1933. The form and terms
                                                       of the New Notes are
                                                       identical in all
                                                       material respects to
                                                       those of the Old Notes,
                                                       except that the transfer
                                                       restrictions and
                                                       registration rights
                                                       relating to the Old
                                                       Notes do not apply to
                                                       the New Notes.

Exchange Offer. . . . . . . . . . . . . . .            We are offering to issue
                                                       up to $152,025,000
                                                       aggregate principal
                                                       amount of the New Notes
                                                       in exchange for a like
                                                       principal amount of the
                                                       Old Notes to satisfy our
                                                       obligations under the
                                                       registration rights
                                                       agreement that we
                                                       entered into when the
                                                       Old Notes were issued in
                                                       transactions in reliance
                                                       upon the exemption from
                                                       registration provided by
                                                       Section 3(a)(9) of the
                                                       Securities Act.

Expiration Date; Tenders. . . . . . . . . .            The exchange offer will
                                                       expire at 5:00 p.m., New
                                                       York City time,
                                                       on      , 2001, unless
                                                       extended in our sole and
                                                       absolute discretion. By
                                                       tendering your Old
                                                       Notes, you represent to
                                                       us that:

                                                      o you are not our
                                                        "affiliate," as
                                                        defined in Rule 405
                                                        under the Securities
                                                        Act;

                                                      o any New Notes you
                                                        receive in the
                                                        exchange offer are
                                                        being acquired by you
                                                        in the ordinary course
                                                        of your business;

                                                      o at the time of
                                                        commencement of the
                                                        exchange offer, neither
                                                        you nor, to your
                                                        knowledge, anyone
                                                        receiving New Notes from
                                                        you, has any arrangement
                                                        or understanding with
                                                        any person to
                                                        participate in the
                                                        distribution, as defined
                                                        in the Securities Act,
                                                        of the New Notes in
                                                        violation of the
                                                        Securities Act;

                                                      o if you are not a
                                                        participating broker-
                                                        dealer, you are not
                                                        engaged in, and do not
                                                        intend to engage in,
                                                        the distribution of
                                                        the New Notes, as
                                                        defined in the
                                                        Securities Act; and


                                                      o if you are a broker-
                                                        dealer, you will receive
                                                        the New Notes for your
                                                        own account in exchange
                                                        for Old Notes that were
                                                        acquired by you as a
                                                        result of your market-
                                                        making or other trading
                                                        activities and that you
                                                        will deliver a
                                                        prospectus in connection
                                                        with any resale of the
                                                        New Notes you receive.
                                                        For further information
                                                        regarding resales of the
                                                        New Notes by
                                                        participating broker-
                                                        dealers, see the
                                                        discussion under the
                                                        caption "Plan of
                                                        Distribution" beginning
                                                        on page 42.

Withdrawal; Non-Acceptance. . . . . . . . .            You may withdraw any Old
                                                       Notes tendered in the
                                                       exchange offer at any
                                                       time prior to 5:00 p.m.,
                                                       New York City time, on ,
                                                       2001. If we decide for
                                                       any reason not to accept
                                                       any Old Notes tendered
                                                       for exchange, the Old
                                                       Notes will be returned to
                                                       the registered holder at
                                                       our expense promptly
                                                       after the expiration or
                                                       termination of the
                                                       exchange offer. In the
                                                       case of Old Notes
                                                       tendered by book-entry
                                                       transfer into the
                                                       exchange agent's account
                                                       at The Depository Trust
                                                       Company, any withdrawn or
                                                       unaccepted Old Notes will
                                                       be credited to the
                                                       tendering holder's
                                                       account at DTC. For
                                                       further information
                                                       regarding the withdrawal
                                                       of tendered Old Notes,
                                                       o ee the "The Exchange
                                                       Offer--Terms of the
                                                       Exchange Offer; Period
                                                       for Tendering Old Notes"
                                                       beginning on page 25 and
                                                       the "The Exchange
                                                       Offer--Withdrawal Rights"
                                                       beginning on page 28.

Conditions to the Exchange Offer. . . . . .            The exchange offer is
                                                       subject to customary
                                                       conditions, which we may
                                                       waive. See the discussion
                                                       below under the caption
                                                       "The Exchange
                                                       Offer--Conditions to the
                                                       Exchange Offer" beginning
                                                       on page 28 for more
                                                       information regarding the
                                                       conditions to the
                                                       exchange offer.

Procedures for Tendering Old Notes. . . . .            Unless you comply with
                                                       the procedures described
                                                       below under the caption
                                                       "The Exchange
                                                       Offer--Guaranteed
                                                       Delivery Procedures"
                                                       beginning on page 27, you
                                                       must do one of the
                                                       following on or prior to
                                                       the expiration or
                                                       termination of the
                                                       exchange offer to
                                                       participate in the
                                                       exchange offer:

                                                      o tender your Old Notes by
                                                        sending the certificates
                                                        for your Old Notes, in
                                                        proper form for
                                                        transfer, a properly
                                                        completed and duly
                                                        executed letter of
                                                        transmittal, with any
                                                        required signature
                                                        guarantees, and all
                                                        other documents required
                                                        by the letter of
                                                        transmittal, to State
                                                        Street Bank and Trust
                                                        Company, as exchange
                                                        agent, at one of the
                                                        addresses listed below
                                                        under the caption "The
                                                        Exchange Offer--Exchange
                                                        Agent" beginning on page
                                                        30, or

                                                      o tender your Old Notes by
                                                        using the book- entry
                                                        transfer procedures
                                                        described below and
                                                        transmitting a properly
                                                        completed and duly
                                                        executed letter of
                                                        transmittal, with any
                                                        required signature
                                                        guarantees, or an
                                                        agent's message instead
                                                        of the letter of
                                                        transmittal, to the
                                                        exchange agent. In order
                                                        for a book-entry
                                                        transfer to constitute a
                                                        valid tender of your Old
                                                        Notes in the exchange
                                                        offer, State Street Bank
                                                        and Trust Company, as
                                                        exchange agent, must
                                                        receive a confirmation
                                                        of book- entry transfer
                                                        of your Old Notes into
                                                        the exchange agent's
                                                        account at DTC prior to
                                                        the expiration or
                                                        termination of the
                                                        exchange offer. For more
                                                        information regarding
                                                        the use of book-entry
                                                        transfer procedures,
                                                        including a description
                                                        of the required agent's
                                                        message, see the
                                                        discussion below under
                                                        the caption "The
                                                        Exchange Offer--Book-
                                                        Entry Transfers"
                                                        beginning on page 27.


Guaranteed Delivery Procedures. . . . . . .            If you are a registered
                                                       holder of Old Notes and
                                                       wish to tender your Old
                                                       Notes in the exchange
                                                       offer, but

                                                      o the Old Notes are not
                                                        immediately available,

                                                      o time will not permit
                                                        your Old Notes or other
                                                        required documents to
                                                        reach the exchange agent
                                                        before the expiration or
                                                        termination of the
                                                        exchange offer, or

                                                      o the procedure for
                                                        book-entry transfer
                                                        cannot be completed
                                                        prior to the
                                                        expiration or
                                                        termination of the
                                                        exchange offer,

                                                       then you may tender Old
                                                       Notes by following the
                                                       procedures described
                                                       below under the caption
                                                       "The Exchange
                                                       Offer--Guaranteed
                                                       Delivery Procedures" on
                                                       page 27.


Special Procedures for Beneficial Owners. .            If you are a beneficial
                                                       owner whose Old Notes
                                                       are registered in the
                                                       name of the broker,
                                                       dealer, commercial bank,
                                                       trust company or other
                                                       nominee and you wish to
                                                       tender your Old Notes in
                                                       the exchange offer, you
                                                       should promptly contact
                                                       the person in whose name
                                                       the Old Notes are
                                                       registered and instruct
                                                       that person to tender on
                                                       your behalf. If you wish
                                                       to tender in the
                                                       exchange offer on your
                                                       behalf, prior to
                                                       completing and executing
                                                       the letter of
                                                       transmittal and
                                                       delivering your Old
                                                       Notes, you must either
                                                       make appropriate
                                                       arrangements to register
                                                       ownership of the Old
                                                       Notes in your name or
                                                       obtain a properly
                                                       completed bond power
                                                       from the person in whose
                                                       name the Old Notes are
                                                       registered.


Material Federal Income Tax Considerations.            The exchange of the Old
                                                       Notes for New Notes in
                                                       the exchange offer will
                                                       not be a taxable
                                                       transaction for United
                                                       States Federal income tax
                                                       purposes. See the
                                                       discussion below under
                                                       the caption "Material
                                                       Federal Income Tax
                                                       Considerations" beginning
                                                       on page 42 for more
                                                       information regarding the
                                                       tax consequences to you
                                                       of the exchange offer.

Use of Proceeds . . . . . . . . . . . . . .            We will not receive any
                                                       cash proceeds from the
                                                       exchange offer.

Exchange Agent. . . . . . . . . . . . . . .            State Street Bank and
                                                       Trust Company is the
                                                       exchange agent for the
                                                       exchange offer. You can
                                                       find the address and
                                                       telephone number of the
                                                       exchange agent below
                                                       under the caption "The
                                                       Exchange Offer--Exchange
                                                       Agent" beginning on page
                                                       30.

Resales . . . . . . . . . . . . . . . . . .            Based on interpretations
                                                       by the staff of the SEC,
                                                       as set forth in no-
                                                       action letters issued to
                                                       the third parties, we
                                                       believe that the New
                                                       Notes you receive in the
                                                       exchange
                                                       offer may be offered for
                                                       resale, resold or
                                                       otherwise transferred
                                                       without compliance with
                                                       the registration and
                                                       prospectus delivery
                                                       provisions of the
                                                       Securities Act. However,
                                                       you will not be able to
                                                       freely transfer the New
                                                       Notes if:

                                                      o you are our
                                                        "affiliate," as
                                                        defined in Rule 405
                                                        under the Securities
                                                        Act;

                                                      o you are not acquiring
                                                        the New Notes in the
                                                        exchange offer in the
                                                        ordinary course of
                                                        your business;

                                                      o you have an arrangement
                                                        or understanding with
                                                        any person to
                                                        participate in the
                                                        distribution, as defined
                                                        in the Securities Act,
                                                        of the New Notes, you
                                                        will receive in the
                                                        exchange offer; or


                                                      o you are a participating
                                                        broker-dealer that
                                                        received New Notes for
                                                        its own account in the
                                                        exchange offer in
                                                        exchange for Old Notes
                                                        that were acquired as a
                                                        result of market- making
                                                        or other trading
                                                        activities.

                                                       If you fall within one of
                                                       the exceptions listed
                                                       above, you must comply
                                                       with the registration and
                                                       prospectus delivery
                                                       requirements of the
                                                       Securities Act in
                                                       connection with any
                                                       resale transaction
                                                       involving the New Notes.
                                                       See the discussion below
                                                       under the caption "The
                                                       Exchange
                                                       Offer--Procedures for
                                                       Tendering Old Notes"
                                                       beginning on page 25 for
                                                       more information.

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES


   If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only:

   o if they are registered under the Securities Act and applicable state securities laws;

   o if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

   o if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.


   We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell New Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes" beginning on page 30 and "Description of the New Notes--Registration Rights Agreement" beginning on page 35.

                      SUMMARY DESCRIPTION OF THE NEW NOTES


   The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes. In addition, if we do not have an effective registration statement on file with the SEC to register the New Notes within 180 days of the filing of the registration statement of which this prospectus forms a part, or if the exchange offer is not completed on or before the 40th business day after the registration statement becomes effective, we will be required to pay liquidated damages to each holder of Old Notes until we cure the registration default. See "Description of the New Notes--Registration Rights Agreement" beginning on page 35.


Issuer. . . . . . . . . . . . . . . . . . .            Rite Aid Corporation

Securities Offered. . . . . . . . . . . . .            Up to $152,025,000
                                                       million aggregate
                                                       principal amount of
                                                       12.50% Senior Secured
                                                       Notes due 2006.

Maturity Date . . . . . . . . . . . . . . .            September 15, 2006

Interest. . . . . . . . . . . . . . . . . .            Interest on the New
                                                       Notes will accrue at the
                                                       rate of 12.50% per annum
                                                       and will be payable
                                                       semi-annually on March
                                                       15 and September 15 of
                                                       each year. Interest will
                                                       be paid to holders of
                                                       record as of March 1 or
                                                       September 1 immediately
                                                       preceding such payment
                                                       date.

Mandatory Redemption. . . . . . . . . . . .            None.

Optional Redemption . . . . . . . . . . . .            None.


Subsidiary Guarantees . . . . . . . . . . .            Our obligations under the
                                                       New Notes will be
                                                       guaranteed by
                                                       substantially all of our
                                                       subsidiaries. This
                                                       guarantee will be
                                                       subordinated to the
                                                       guarantee securing our
                                                       secured credit facility
                                                       and 10.5% senior secured
                                                       notes due 2002. These
                                                       guarantees may be limited
                                                       (and subject to automatic
                                                       reduction) to prevent
                                                       such guarantees and the
                                                       guarantees of certain of
                                                       our other indebtedness
                                                       from constituting
                                                       fraudulent conveyances.
                                                       In addition, until we are
                                                       subject to a bankruptcy
                                                       proceeding, the holders
                                                       of the New Notes and the
                                                       other debt guaranteed on
                                                       a subordinated basis may
                                                       not make any demand for
                                                       payment under such
                                                       guarantees or institute
                                                       any legal actions or
                                                       bankruptcy proceedings
                                                       against the guarantors.
                                                       See "Description of the
                                                       New Notes--Ranking;
                                                       Subsidiary Guarantees;
                                                       Security" on page 32.

Security. . . . . . . . . . . . . . . . . .            The guarantees of the
                                                       New Notes will be
                                                       secured by second
                                                       priority liens by our
                                                       subsidiary guarantees on
                                                       substantially all of
                                                       their inventory,
                                                       accounts receivable,
                                                       intellectual property
                                                       and certain of their
                                                       owned real property.


                                                       The second priority liens
                                                       will be shared equally
                                                       and ratably with our
                                                       creditors under certain
                                                       of our other
                                                       indebtedness, and will be
                                                       subordinate to first
                                                       priority liens securing
                                                       the guarantees in respect
                                                       of our secured credit
                                                       facility and 10.5% senior
                                                       secured notes due 2002.
                                                       The lenders under the
                                                       secured credit facility
                                                       will, at all times,
                                                       control all remedies or
                                                       other actions related to
                                                       the Collateral. See
                                                       "Description of the New
                                                       Notes--Ranking;
                                                       Subsidiary Guarantees;
                                                       Security" on page 32.

Change of Control . . . . . . . . . . . . .            We are prohibited from
                                                       merging with another
                                                       corporation or selling
                                                       our property
                                                       substantially as an
                                                       entirety, except under
                                                       limited circumstances.
                                                       See "Description of the
                                                       New Notes--Certain
                                                       Restrictions" beginning
                                                       on page 35.

Ranking . . . . . . . . . . . . . . . . . .            The New Notes will be
                                                       pari passu in right of
                                                       payment with our other
                                                       unsecured senior debt.
                                                       All of our debt, other
                                                       than our 5.25%
                                                       convertible notes, is
                                                       senior debt. As of
                                                       September 1, 2001,
                                                       approximately 46% of this
                                                       senior debt, including
                                                       the Old Notes, was
                                                       secured by some assets
                                                       that will also secure the
                                                       New Notes. Our
                                                       subsidiaries conduct
                                                       substantially all our
                                                       operations and have
                                                       substantial liabilities,
                                                       including trade payables.
                                                       If the subsidiary
                                                       guarantees are invalid or
                                                       unenforceable or the
                                                       limitations under the
                                                       guarantees are applied,
                                                       the New Notes will be
                                                       structurally subordinated
                                                       to our substantial
                                                       subsidiary liabilities
                                                       and the liens on the
                                                       collateral would be
                                                       invalid or unenforceable.

Covenants . . . . . . . . . . . . . . . . .            The terms of the New
                                                       Notes restrict our
                                                       ability, among other
                                                       things, to incur certain
                                                       additional debt, engage
                                                       in sale-lease back
                                                       transactions and incur
                                                       liens. These limitations
                                                       are subject to a number
                                                       of important
                                                       qualifications and
                                                       exceptions. For further
                                                       information regarding the
                                                       restrictions imposed on
                                                       us by the terms of the
                                                       New Notes, see the
                                                       discussion under
                                                       "Description of the New
                                                       Notes--Certain
                                                       Restrictions" beginning
                                                       on page 35.


Events of Default . . . . . . . . . . . . .            The following events,
                                                       among others, constitute
                                                       events of default under
                                                       the New Notes

                                                      o default for 30 days in
                                                        any payment of
                                                        interest upon any New
                                                        Notes;

                                                      o default in any payment
                                                        of principal of (or
                                                        premium, if any) upon
                                                        any New Notes when
                                                        due;

                                                      o default for 60 days
                                                        after appropriate notice
                                                        in the performance of
                                                        any other covenant in
                                                        the New Notes or the
                                                        indenture governing the
                                                        New Notes;

                                                      o certain events in
                                                        bankruptcy, insolvency
                                                        or reorganization;

                                                      o certain events of
                                                        default resulting in
                                                        the acceleration of
                                                        the maturity of
                                                        certain debt in excess
                                                        of $10 million; and

                                                      o other events described
                                                        in the indenture
                                                        governing the New
                                                        Notes.


                                                       For further information
                                                       regarding events of
                                                       default, see the
                                                       discussion under
                                                       "Description of the New
                                                       Notes--Events of Default"
                                                       beginning on page 37.

                                  RISK FACTORS


   You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in this prospectus, before tendering your Old Notes in the exchange offer. When we use the term "Notes" in this prospectus, the term includes the Old Notes and the New Notes.

         Risks related to the Exchange Offer and holding the New Notes

Holders who fail to exchange their Old Notes will continue to be subject to restrictions on transfer.

   If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the exchange offer, see the discussions below under the captions "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes" and "Material Federal Income Tax Considerations."

You must comply with the exchange offer procedures in order to receive new, freely tradable notes.

   Delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

   o certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, New York, New York as depository, including an Agent's Message (as defined) if the tendering holder does not deliver a letter of transmittal,

   o a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the letter of transmittal, and

   o any other documents required by the letter of transmittal.

   Therefore, holders of Old Notes who would like to tender Old Notes in exchange for New Notes should be sure to allow enough time for the Old Notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer--Procedures for Tendering Old Notes" and "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their Old Notes may be deemed to be underwriters.

   If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

You may find it difficult to sell your notes.

   There is no existing trading market for the New Notes. We do not intend to apply for listing or quotation of the New Notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of New Note holders to sell their New Notes, the amount of New Notes to be outstanding following the exchange offer or the price at which the New Notes might be sold. As a result, the market price of the New Notes could be adversely affected. Historically, the market for non-investment grade debt, such as the New Notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse affect on holders of the New Notes.

If the guarantees of the New Notes and the liens that secure these guarantees are held to be invalid or unenforceable or are limited in accordance with their terms, the New Notes would be unsecured and structurally subordinated to the debt of our subsidiaries.


   We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidies. As a result, we depend on dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt to or to make funds available to us for such payment. Accordingly, any of our debt that is not guaranteed by our subsidiaries is structurally subordinated to the debt and other liabilities of our subsidiaries. As of March 3, 2001, the indebtedness and other liabilities of our subsidiaries, excluding guarantees of our indebtedness and lease obligations, was approximately $2.4 billion.


   Substantially all of our subsidiaries will guarantee our obligations on the New Notes. These guarantees will be secured by shared second priority liens on assets of these subsidiaries. The terms of these guarantees will provide that they are limited (and subject to automatic reduction) to the extent necessary to prevent such guarantees and the guarantees of the senior facility from constituting fraudulent conveyances.

   Our creditors or the creditors of our subsidiaries could challenge these guarantees and these liens as fraudulent conveyances or on other grounds. We cannot assure you that a court would not conclude that the guarantees and liens constitute fraudulent conveyances. In the event that a court declares either these guarantees or these liens to be void, or in the event that the guarantees must be limited or voided in accordance with their terms, any claim you may make against for amounts payable on the New Notes would be unsecured and subordinated to the debt of our subsidiaries, including trade payables.

The guarantees of the New Notes will be subordinated to the guarantees of our senior indebtedness.

   The guarantees of the New Notes given by our subsidiaries will be secured by a second priority lien over the assets of substantially all of our subsidiaries. These subsidiaries have given guarantees secured by first priority liens in respect of certain of our senior indebtedness, including our senior secured credit facility and our 10.5% senior secured notes due 2002. The second priority lien held by the New Notes is also shared with the holders of certain other of our indebtedness, including our other credit facilities.

   As a result, the assets of our subsidiaries will only be available to holders of the New Notes after we have fully satisfied our obligations under our senior indebtedness. Furthermore, any surplus proceeds from the liquidation of the collateral after satisfaction of our obligations to holders of our senior debt must be shared with the holders of the other debt secured by the second priority lien.

   Consequently, our obligations under the New Notes are secured only to the extent that: (i) our senior indebtedness is oversecured; and (ii) the oversecured amount is sufficient to secure the New Notes and the other indebtedness secured by the shared second priority lien.

The holders of the New Notes will be unable to control decisions regarding the collateral.

   The holders of the senior debt that has the benefit of the first priority lien over the collateral control all matters related to the collateral, the collateral agent, those holders may take actions with respect to the collateral with which holders of the New Notes may disagree or that may be contrary to the interests of holders of the New Notes. In addition, the holders of the senior debt have the right to determine whether to waive any prepayments with the proceeds of the liquidation of the collateral. In the event of such a waiver, the holders would not be entitled to any prepayment of the New Notes.

   In addition, issues concerning the exercise of the second priority lien will be determined by the approval of holders of a majority of the outstanding principal amount of the debt that shares the second priority lien. The aggregate principal amount of the New Notes (assuming that all Old Notes are exchanged for New Notes pursuant to this exchange offer) will not represent a majority of this debt.

Holders of the Old Notes participating in the exchange offer will not recognize gain or loss in the exchange.


   The exchange of Old Notes for New Notes in the exchange offer will not be a taxable transaction to holders for U.S. federal income tax purposes. See the discussion under the caption "Material Federal Income Tax Considerations".



                    Risks Related to Our Financial Condition

We are highly leveraged. Our substantial indebtedness will severely limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.


   After giving effect to the Refinancing, we had, as of September 1, 2001 $3.7 billion of outstanding indebtedness (including current maturities but excluding letters of credit) and stockholders' equity of $453.2 million. We also have additional borrowing capacity under our revolving credit facility of $423.9 million. Our debt obligations will continue to adversely affect our operations in a number of ways and our cash flow is insufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance that debt. Our earnings were insufficient to cover our fixed charges for fiscal 2001 by $1.2 billion. After giving effect to the Refinancing on a pro forma basis, we estimate that our earnings would have been insufficient to cover our fixed charges for fiscal 2001.


   Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

   o limit our ability to obtain additional financing;

   o limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

   o place us at a competitive disadvantage relative to our competitors with less indebtedness;

   o render us more vulnerable to general adverse economic and industry conditions; and

   o require us to dedicate substantially all of our cash flow to service our debt.

   In fiscal 2000 we experienced operational and financial difficulties, resulting in disputes with suppliers and vendors. These disputes were based primarily on our level of indebtedness and led to more restrictive vendor contract terms. Although we believe that our prior disputes with suppliers and vendors have been largely resolved, any future material deterioration in our operational or our financial situation could again impact vendors' and suppliers' willingness to do business with us. Our ability to make payments on our debt, depends upon our ability to substantially improve our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital or other expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements, limit our ability to take certain of these actions. Our failure to earn enough to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Some of our debt, including borrowings under our new credit facility, is based upon variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.


   Approximately $378.5 million of our outstanding indebtedness as of September 1, 2001, following the Refinancing, bears an interest rate that varies depending upon LIBOR and is not covered by interest rate swap contracts that expire in 2002. If we borrow additional amounts under our senior secured facility, the interest rate on those borrowings will vary depending upon LIBOR. If LIBOR rises, the interest rates on this outstanding debt will also increase. Therefore an increase in LIBOR would increase our interest payment obligations under these outstanding loans and have a negative effect on our cash flow and financial condition.


The covenants in our outstanding indebtedness impose restrictions that may limit our operating and financial flexibility.

   The covenants in the instruments governing our outstanding indebtedness, including our new credit facility, restrict our ability to incur liens and debt, pay dividends, make redemptions and repurchases of capital stock, make loans, investments and capital expenditures, prepay, redeem or repurchase debt, engage in mergers, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions, change our business, amend certain debt and other material agreements, issue and sell capital stock of subsidiaries, restrict distributions from subsidiaries and grant negative pledges to other creditors.

   Moreover, if we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us.

   If we were required to obtain waivers of defaults, we may incur significant fees and transaction costs. In fiscal 2000, we were required to obtain waivers of compliance with, and modifications to, certain of the covenants contained in our senior credit and loan agreements and public indentures. In connection with obtaining certain of such waivers and modifications, we paid significant fees and transaction costs.

                         Risks Related to our Operations

Major lawsuits have been brought against us and certain of our subsidiaries, and there are currently pending both civil and criminal investigations by the U.S. Securities and Exchange Commission, the United States Attorney and an investigation by the United States Department of Labor. In addition to any fines or damages that we might have to pay, any criminal conviction against us may result in the loss of licenses and contracts that are material to the conduct of our business, which would have a negative effect on our results of operations, financial condition and cash flows.


   There are several major ongoing lawsuits and investigations in which we are involved. These include, in addition to the investigations described below, several class action lawsuits. While some of these lawsuits have been settled, we are unable to predict the outcome of any of these matters at this time. If any of these cases result in a substantial monetary judgment against us or is settled on unfavorable terms, our results of operations, financial condition and cash flows could be materially adversely affected.


   There are currently pending both civil and criminal governmental investigations by the SEC and the United States Attorney concerning our financial reporting and other matters. In addition, an investigation has also been commenced by the U.S. Department of Labor concerning our employee benefit plans, including our principal 401(k) plan, which permitted employees to purchase our common stock. Purchases of our common stock under the plan were suspended in October 1999. In January 2001, we appointed an independent trustee to represent the interests of these plans in relation to the company and to investigate possible claims the plans may have against us. Both the independent trustee and the Department of Labor have asserted that the plans may have claims against us. These investigations are ongoing and we cannot predict their outcomes. If we were convicted of any crime, certain licenses and government contracts, such as Medicaid plan reimbursement agreements, that are material to our operations may be revoked, which would have a material adverse effect on our results of operations and financial condition. In addition, substantial penalties, damages, or other monetary remedies assessed against us could also have a material adverse effect on our results of operations, financial condition and cash flows.

   Given the size and nature of our business, we are subject from time to time to various lawsuits which, depending on their outcome, may have a negative impact on our results of operations, financial condition and cash flows.

We are substantially dependent on a single supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship would have a negative effect on our results of operations, financial condition and cash flows.


   We obtain approximately 93% of our pharmaceutical supplies from a single supplier, McKesson HBOC, Inc., pursuant to a long-term contract. Pharmacy sales represented approximately 59.5% of our total sales during fiscal 2001, and, therefore, our relationship with McKesson HBOC is important to us. Any significant disruptions in our relationship with McKesson HBOC would make it difficult for us to continue to operate our business, and would have a material adverse effect on our results of operations, financial condition and cash flows.


Our auditors have identified numerous "reportable conditions", which relate to our internal accounting systems and controls, which systems and controls may be insufficient. Improvements to our internal accounting systems and controls could require substantial resources.

   An audit of our financial statements for fiscal 1998 and fiscal 1999, following a previous restatement, concluded in July 2000 and resulted in an additional restatement of fiscal 1998 and fiscal 1999. Following its review of our books and records, our management concluded that further steps were needed to establish and maintain the adequacy of our internal accounting systems and controls. In connection with the above audits of our financial statements, Deloitte & Touche LLP advised us that it believed there were numerous "reportable conditions" under the standards established by the American Institute of Certified Public Accountants which relate to our accounting systems and controls that could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. In order to address the reportable conditions identified by Deloitte & Touche LLP, we are developing and implementing comprehensive, adequate and reliable accounting systems and controls. If, however, we determine that our internal accounting systems and controls require additional improvements beyond those identified, or if the changes we are implementing are inadequate, we may need to commit additional substantial resources, including time from our management team, to implement new systems and controls, which could affect the timeliness of our financial or management reporting.

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if they are negatively affected by general economic conditions.

   Our operations during fiscal 2000 were adversely affected by a number of factors, including our financial difficulties, inventory shortages, allegations of violations of the law, including drug pricing issues, disputes with suppliers and uncertainties regarding our ability to produce audited financial statements. To improve operations, new management developed and in fiscal 2001 began implementing and continues to implement, a business strategy to improve our stores and enhance our relationships with our customers by improving the pricing of products, providing more consistent advertising through weekly circulars, eliminating inventory shortages and out-dated inventory, resolving issues and disputes with our vendors, and developing programs intended to provide better customer service and purchasing prescription files and other means. If we are not successful in implementing our business strategy, or if our business strategy is not effective, we may not be able to continue to improve our operations. In addition, any adverse change in general economic conditions can adversely affect consumer buying practices and reduce our sales of front-end products, which are our higher margin products, and cause a proportionately greater decrease in our profitability. Failure to continue to improve operations or a decline in general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

We cannot assure you that management will be able to successfully manage our business or successfully implement our strategic plan. This could have a material adverse effect on our business and the results of our operations, financial condition and cash flows.

   In December 1999, we hired a new management team to address our business, operational financial and accounting challenges. Our management team has considerable experience in the retail industry. Nonetheless, we cannot assure you that our management will be able successfully to manage our business or successfully implement our strategic business plan. This could have a material adverse effect on our results of operations, financial condition and cash flows.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

   The success of our business is materially dependent upon the continued services of our chairman and chief executive officer, Robert G. Miller, and the other members of our management team. The loss of Mr. Miller or other key personnel could have a material adverse effect on the results of our operations, financial condition and cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

                          Risks Related to our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

   We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores and mail order pharmacies. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. Because many of our stores are new, their ability to achieve profitability depends on their ability to achieve a critical mass of customers. While customer growth is often achieved through purchases of prescription files from existing pharmacies, our ability to achieve this critical mass through purchases of prescription files could be confined by liquidity constraints. Although in the recent past, our competitiveness has been adversely affected by problems with inventory shortages, uncompetitive pricing and customer service, we have taken steps to address these issues. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue effectively to compete in our markets or increase our sales volume in response to further increased competition.

Changes in third-party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.


   Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties, have been increasing and we expect them to continue to increase. In fiscal 2001, sales of prescription drugs represented 59.5% of our sales and we were reimbursed by third-party payors for approximately 90.3% of all of the prescription drugs that we sold. In the first half of fiscal 2002, sales of prescription drugs represented 61.3% of our sales and we were reimbursed by third-party payors for approximately 91.9% of all the prescription drugs that we sold. During fiscal 2001, the top five third-party payors accounted for approximately 26.4% of our total sales. Any significant loss of third-party provider business could have a material adverse effect on our business and results of operations. Also, these third-party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Furthermore, if Medicare is reformed to include prescription benefits, we may be reimbursed for some prescription drugs at prices lower than our current retail prices. If third-party payors reduce their reimbursement levels or if Medicare covers prescription drugs at reimbursement levels lower than our current retail prices, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition and cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

   Our pharmacy business is subject to federal, state, and local regulation. These include local registrations of pharmacies in the states where our pharmacies are located, applicable Medicare and Medicaid regulations, and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties and could adversely affect the continued operation of our business. Furthermore, our pharmacies could be affected by federal and state reform programs, such as healthcare reform initiatives which could, in turn, negatively affect our business. The passing of these initiatives or any new federal or state programs could adversely affect our results of operations, financial condition and cash flows.

Certain risks are inherent in the provision of pharmacy services; our insurance may not be adequate to cover any claims against us.

   Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions and adequacy of warnings. Although we maintain professional liability and errors and omissions liability insurance from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

   There is a nationwide shortage of qualified pharmacists. In response, we have implemented improved benefits and training programs in order to attract, hire and retain qualified pharmacists. However, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

                                 USE OF PROCEEDS


   We will not receive any cash proceeds from the exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

                       RATIO OF EARNINGS TO FIXED CHARGES


   We have calculated the ratio or earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals. The ratio of earnings to fixed charges data is presented for four fiscal years. As previously discussed in our Form 10-K dated May 21, 2001 and our Form 10-K/A dated October 11, 2000, substantial time, effort and expense was required over a six month period to review, assess, reconcile, prepare and audit our financial statements for the 2000, 1999 and 1998 fiscal years. We believe it would require an unreasonable effort and expense to conduct a similar process related to the 1997 fiscal year.




                                                                                                                Twenty-Six Week
                                                                 Year Ended                                      Period Ended
                                 --------------------------------------------------------------------------    -----------------
                                March 3, 2001    February 27, 2000   February 27, 1999    February 28, 1998    September 1, 2001
                                  (53 weeks)        (52 weeks)           (52 weeks)           (52 weeks)
                                -------------    -----------------   -----------------    -----------------    -----------------
                                                           (Dollars in thousands)
Fixed Charges:
Interest Expense ............    $   649,926        $   542,028          $ 274,826            $ 209,152            $ 231,066
Interest Portion of Net
  Rental Expense (1).........        159,066            146,852            139,104              121,694               93,236
                                 -----------        -----------          ---------            ---------            ---------
Fixed Charges Before
  Capitalized Interest and
  Preferred Stock Dividend
  Requirements...............        808,992            688,880            413,930              330,846              324,302
Preferred Stock Dividend
  Requirement (2)............         42,445             15,554                965                   --               20,566
Capitalized Interest ........          1,836              5,292              7,069                4,102                  422
                                 -----------        -----------          ---------            ---------            ---------
Total Fixed Charges .........    $   853,273        $   709,726          $ 421,964            $ 334,948            $ 345,290
                                 -----------        -----------          ---------            ---------            ---------
Earnings:
Loss From Continuing
  Operations Before Income
  Taxes, Extraordinary Item
  and Cumulative Effect of
  Accounting Change..........    $(1,282,807)       $(1,123,296)         $(665,040)           $(173,090)           $(387,934)
Share of Loss From Equity
  Method Investees...........         36,675             15,181                448                1,886               10,395
Fixed Charges Before
  Capitalized Interest.......        851,437            704,434            414,895              330,846              344,868
                                 -----------        -----------          ---------            ---------            ---------
Total Adjusted Earnings
  (Loss).....................       (394,695)          (403,681)          (249,697)             159,642              (32,671)
                                 -----------        -----------          ---------            ---------            ---------
Earnings to Fixed Charges,
  Deficiency.................    $(1,247,968)       $(1,113,407)         $(671,661)           $(175,306)           $(377,961)
                                 ===========        ===========          =========            =========            =========


--------------------

(1) The Interest Portion of Net Rental Expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) The Preferred Stock Dividend Requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


   The following selected consolidated financial data should be read in conjunction with the financial statements and related notes incorporated by reference in this prospectus. Annual selected consolidated financial information is presented for four fiscal years. The selected consolidated financial data for the twenty-six week periods ended September 1, 2001 and August 26, 2000 are unaudited and not necessarily indicative of the results to be expected for the full year. The unaudited interim selected consolidated financial data reflects all adjustments (consisting primarily of normal recurring adjustments except as described in the footnotes to the interim condensed consolidated financial statements) which are, in the opinion of our management, necessary to present fairly the financial data for the interim periods. As previously discussed in our Form 10-K dated May 21, 2001 and our Form 10-K/A dated October 11, 2000, substantial time, effort and expense was required over a six month period to review, assess, reconcile, prepare and audit our financial statements for the 2000, 1999 and 1998 fiscal years. We believe it would require an unreasonable effort and expense to conduct a similar process related to the 1997 fiscal year. The following selected consolidated financial information does not give pro forma effect to the Refinancing.



                                                                          Fiscal Year Ended
                                              --------------------------------------------------------------------------
                                             March 3, 2001    February 26, 2000   February 27, 1999    February 28, 1998
                                               (53 Weeks)        (52 Weeks)           (52 Weeks)         (52 Weeks)(1)
                                             -------------    -----------------   -----------------    -----------------
                                                          (Dollars in thousands, except per share amounts)
Operations Data:
Revenues .................................    $ 14,516,865      $ 13,338,947         $ 12,438,442        $ 11,352,637
Costs and expenses:
  Cost of goods sold, including occupancy
   costs .................................      11,151,490        10,213,428            9,406,831           8,419,021
  Selling, general and administrative
   expenses ..............................       3,458,307         3,607,810            3,200,563           2,773,560
  Goodwill amortization...................          20,670            24,457               26,055              26,169
  Store closing and impairment charges
   (credits) .............................         388,078           139,448              195,359             155,024
  Interest expense........................         649,926           542,028              274,826             202,688
  Interest rate swap contracts market
   value adjustment ......................              --                --                   --                  --
  Loss on debt and lease conversions and
   modifications .........................         100,556                --                   --                  --
  Share of loss and lease from equity
   investments............................          36,675            15,181                  448               1,886
  (Gain) loss on sale of assets and
   investments............................          (6,030)          (80,109)                  --             (52,621)
                                              ------------      ------------         ------------        ------------
Total costs and expenses .................      15,799,672        14,462,243           13,104,082          11,525,727
                                              ------------      ------------         ------------        ------------
  Loss from continuing operations before
   income taxes, extraordinary item and
   cumulative effect of accounting change       (1,282,807)       (1,123,296)            (665,640)           (173,090)
Income tax expense (benefit) .............         148,957            (8,375)            (216,941)            (28,064)
                                              ------------      ------------         ------------        ------------
  Loss from continuing operations before
   extraordinary item and cumulative
   effect of accounting change(2) ........      (1,431,764)       (1,114,921)            (448,699)           (145,026)
Income (loss) from discontinued
  operations, net(2)......................          11,335             9,178              (12,823)            (20,214)
Loss on disposal of discontinued
  operations, net.........................        (168,795)               --                   --                  --
Extraordinary item, loss on early
  extinguishment of debt, net.............              --                --                   --                  --
Cumulative effect of accounting change,
  net.....................................              --           (27,300)                  --                  --
                                              ------------      ------------         ------------        ------------
 Net loss ................................    $ (1,589,224)     $ (1,133,043)        $   (461,522)       $   (165,240)
                                              ============      ============         ============        ============
Basic and diluted (loss) income per share:
  Loss from continuing operations.........    $      (5.15)     $      (4.34)        $      (1.74)       $      (0.58)
  Income (loss) from discontinued
   operations ............................           (0.50)             0.04                (0.05)              (0.08)
  Loss from extraordinary item............              --                --                   --                  --
  Cumulative effect of accounting change,
   net ...................................              --             (0.11)                  --                  --
                                              ------------      ------------         ------------        ------------
   Net loss per share ....................    $      (5.65)     $      (4.41)        $      (1.79)       $      (0.66)
                                              ============      ============         ============        ============
Balance Sheet Data (at end of period):
  Working capital (deficit)...............    $  1,955,877      $    752,657         $   (892,115)       $  1,258,580
  Property, plant and equipment (net).....       3,041,008         3,445,828            3,328,499           2,460,513
  Total assets............................       7,913,911         9,845,566            9,778,451           7,392,147
  Total debt and capital lease
   obligations(3) ........................       5,894,548         6,612,868            5,922,504           3,132,894
  Redeemable preferred stock..............          19,457            19,457               23,559                  --
  Stockholders' equity (deficit)..........        (354,435)          432,509            1,339,617           1,898,203
Other Data:
  Cash flows from continuing operations
    provided by (used in):
   Operating activities ..................    $   (704,554)     $   (623,098)        $    276,855        $    622,865
   Investing activities ..................         677,653          (504,112)          (2,705,043)         (1,050,322)
   Financing activities ..................         (64,324)          905,091            2,660,341             535,066
  Capital expenditures(4).................         132,504           573,287            1,222,674             716,052
  Cash dividends declared per common share               0             .3450                .4375               .4075
  Basic weighted average shares...........     314,189,000       259,139,000          258,516,000         250,659,000
  Ratio of earnings to fixed charges(5)...              --                --                   --                  --
  Number of retail drugstores.............           3,648             3,802                3,870               3,975
  Number of employees.....................          75,500            77,300               89,900              83,000
  Pharmacy sales as a percentage of sales.            59.5%             58.4%                54.2%               50.2%


                                                 Twenty-Six Week Period Ended
                                              -----------------------------------
                                             September 1, 2001    August 26, 2000
                                             -----------------    ---------------
                                              (Dollars in thousands, except per
                                                        share amounts)
Operations Data:
Revenues .................................      $  7,401,207       $  6,881,655
Costs and expenses:
  Cost of goods sold, including occupancy
   costs .................................         5,713,130          5,264,711
  Selling, general and administrative
   expenses ..............................         1,667,999          1,706,965
  Goodwill amortization...................            10,623             11,701
  Store closing and impairment charges
   (credits) .............................            21,741            104,437
  Interest expense........................           231,066            353,483
  Interest rate swap contracts market
   value adjustment ......................            31,047                 --
  Loss on debt and lease conversions and
   modifications .........................           154,595             83,789
  Share of loss and lease from equity
   investments............................            10,395             24,070
  (Gain) loss on sale of assets and
   investments............................           (51,455)            16,526
                                                ------------       ------------
Total costs and expenses .................         7,789,141          7,565,682
                                                ------------       ------------
  Loss from continuing operations before
   income taxes, extraordinary item and
   cumulative effect of accounting change           (387,934)          (684,027)
Income tax expense (benefit) .............             2,500            144,382
                                                ------------       ------------
  Loss from continuing operations before
   extraordinary item and cumulative
   effect of accounting change(2) ........          (390,434)          (828,409)
Income (loss) from discontinued
  operations, net(2)......................                --             11,335
Loss on disposal of discontinued
  operations, net.........................                --           (334,763)
Extraordinary item, loss on early
  extinguishment of debt, net.............           (66,589)                --
Cumulative effect of accounting change,
  net.....................................                --                 --
                                                ------------       ------------
 Net loss ................................      $   (457,023)      $ (1,151,837)
                                                ============       ============
Basic and diluted (loss) income per share:
  Loss from continuing operations.........      $      (0.95)      $      (3.48)
  Income (loss) from discontinued
   operations ............................                --              (1.12)
  Loss from extraordinary item............             (0.15)                --
  Cumulative effect of accounting change,
   net ...................................                --                 --
                                                ------------       ------------
   Net loss per share ....................      $      (1.10)      $      (4.60)
                                                ============       ============
Balance Sheet Data (at end of period):
  Working capital (deficit)...............      $  1,405,220                 --
  Property, plant and equipment (net).....         2,313,772                 --
  Total assets............................         6,834,284                 --
  Total debt and capital lease
   obligations(3) ........................         6,361,618                 --
  Redeemable preferred stock..............            19,510                 --
  Stockholders' equity (deficit)..........           453,156                 --
Other Data:
  Cash flows from continuing operations
     provided by (used in):
   Operating activities ..................      $    (48,321)      $   (562,035)
   Investing activities ..................           364,698            (20,230)
   Financing activities ..................          (299,527)           484,602
  Capital expenditures(4).................           127,300             59,930
  Cash dividends declared per common share                 0                  0
  Basic weighted average shares...........       432,390,000        288,093,000
  Ratio of earnings to fixed charges(5)...                --                 --
  Number of retail drugstores.............             3,594                 --
  Number of employees.....................            77,900                 --
  Pharmacy sales as a percentage of sales.              61.3%              59.6%



                                                       (Footnotes on next page)

---------------


(1) Includes the operations of K&B, Incorporated and Harco, Inc. from their acquisition in August 1997.
(2) PCS was acquired on January 22, 1999 and sold on October 2, 2000 and accordingly, reported as a discontinued operation for all periods presented.
(3) Total debt includes capital lease obligations of $1.1 billion as of March 3, 2001, February 26, 2000, February 27, 1999, $0.6 billion as of February 28, 1998, and $0.2 billion as of September 1, 2001.
(4) Capital expenditures represent expenditures for property and equipment.
(5) Calculated by dividing earnings by fixed charges. For this purpose, earnings include loss from continuing operations before income taxes, extraordinary item and cumulative effect of accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt incurrence cost, preferred stock dividends and that portion of rental expense which is representative of the interest factor in those rentals. For fiscal 2001, fiscal 2000, fiscal 1999, fiscal 1998 and the twenty-six week period ended September 1, 2001, earnings were insufficient to cover fixed charges by approximately $1,248.0 million, $1,113.4 million, $671.6 million, $175.3 million and $378.0 million, respectively.

                               THE EXCHANGE OFFER



Terms of the Exchange Offer; Period for Tendering Old Notes

   Subject to terms and conditions, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on , 2001. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "Expiration Date" means the latest time and date to which the exchange offer is extended.

   As of the date of this prospectus, $152.025 million principal amount of Old Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of Old Notes known to us. Our obligation to accept Old Notes for exchange pursuant to the exchange offer is subject to certain obligations as set forth under "--Conditions to the Exchange Offer."

   We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   Old Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

   We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the exchange offer specified under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Procedures for Tendering Old Notes

   The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to State Street Bank and Trust Company, as exchange agent, at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either:

   o certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal,


   o a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such Old Notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 27 must be received by the exchange agent, prior to the Expiration Date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal, or


   o the holder must comply with the guaranteed delivery procedures described below.

   The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

   The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or Old Notes should be sent to us.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

   o by a holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

   o for the account of an Eligible Institution (as defined below)

   In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

   We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the Expiration Date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the Old Notes.

   If the letter of transmittal or any Old Notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   By tendering Old Notes, you represent to us that the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder and that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the New Notes. If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the exchange offer, you or any such other person:

   o could not rely on the applicable interpretations of the staff of the SEC and

   o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

   The holder of each Old Note accepted for exchange will receive a new note in the amount equal to the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

   In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

   o certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at DTC,

   o a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

   o all other required documents.

   If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

   For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the Old Notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

   If you desire to tender your Old Notes and your Old Notes are not immediately available, or time will not permit your Old Notes or other required documents to reach the exchange agent before the Expiration Date, a tender may be effected if:

   o the tender is made through an Eligible Institution,

   o prior to the Expiration Date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

   o the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

   You may withdraw your tender of Old Notes at any time prior to the Expiration Date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "--Exchange Agent." This notice must specify:

   o the name of the person having tendered the Old Notes to be withdrawn,

   o the Old Notes to be withdrawn (including the principal amount of such Old Notes), and

   o where certificates for Old Notes have been transmitted, the name in which such Old Notes are registered, if different from that of the withdrawing holder.

   If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

   We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such Old Notes:

     (a) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

          (1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

          (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the exchange offer;

          or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

     (b)  there has occurred:

          (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

          (2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

          (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

          (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

     (c) any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

   In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

   State Street Bank and Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                       State Street Bank and Trust Company
                             Attention: Ralph Jones
                              2 Avenue de Lafayette
                      Corporate Trust Department, 5th Floor
                           Boston, Massachusetts 02102

   DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

   The principal solicitation is being made by mail by State Street Bank and Trust Company, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of- pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

   Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

   We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the New Notes.

Transfer Taxes

   You will not be obligated to pay any transfer taxes in connection with the tender of Old Notes in the exchange offer unless you instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

   If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:


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
   o you are our "affiliate," as defined in Rule 405 under the Securities Act;

   o you are not acquiring the New Notes in the exchange offer in the ordinary course of your business,

   o you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes you will receive in the exchange offer, or

   o you are a participating broker-dealer.

   We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the New Notes or have any arrangement or understanding with respect to the distribution of the New Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes. In addition, to comply with state securities laws, you may not offer or sell the New Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers"--as defined in Rule 144A of the Securities Act--is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                          DESCRIPTION OF THE NEW NOTES


   We will issue the New Notes under the Indenture, dated June 27, 2001, among State Street Bank and Trust Company, the trustee, us and our subsidiaries that will guarantee the New Notes. This is the same Indenture under which the Old Notes were issued.

   Several terms used in this description are defined as set forth under "--Certain Definitions." In this description, the words "we," "us," "our" and similar expressions refer only to Rite Aid Corporation and not to any of its subsidiaries.

   The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the New Notes. You may request copies of the Indenture at our address set forth under the heading "Prospectus Summary -- Rite Aid Corporation."

New Notes Versus Old Notes

   The New Notes are substantially identical to the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

Principal, Maturity and Interest

   We may issue New Notes with up to a maximum aggregate principal amount of $152,025,000. We will issue the New Notes in denominations of $1,000 and any integral multiple of $1,000. The New Notes will mature on September 15, 2006.

   Interest on the New Notes will accrue at the annual rate of 12.50% and will be payable semiannually in arrears on March 15 and September 15. We will make each interest payment to the holders of record of the New Notes on the immediately preceding March 1 and September 1.

   Interest on the New Notes will accrue from the date of original issuance, which related back to the original issuance of the Old Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Redemption

   We may not redeem the New Notes prior to maturity.

Ranking; Subsidiary Guarantees; Security


   The New Notes will be pari passu in right of payment with our other unsecured, senior debt. All of our debt, other than our 5.25% Convertible Notes (as defined herein), is senior debt. As of September 1, 2001, approximately 46% of this senior debt, including the Old Notes, was secured by certain assets that will also secure the New Notes. Our subsidiaries conduct substantially all our operations, and have substantial liabilities, including trade payables. If the subsidiary guarantees or the liens securing these guarantees are invalid or unenforceable, or the limitations under the guarantees are applied, the New Notes will be structurally subordinated to the substantial subsidiary liabilities and the liens on the Collateral, as defined below, would be invalid or unenforceable.


   Our obligations under the New Notes will be guaranteed, subject to certain limitations, by substantially all of our subsidiaries. These guarantees will be subordinated to the guarantees of the secured credit facility and our 10.5% senior secured notes due 2002. These guarantees may be limited (and subject to automatic reduction) to the extent necessary to prevent such guarantees and the guarantees of the secured credit facility, debt and certain synthetic lease obligations from constituting fraudulent conveyances. However, the guarantees of the secured credit facility will only be limited (or reduced) after the subordinated guarantees for the New Notes and the other debt are extinguished. In addition, until we are subject to a bankruptcy proceeding, the holders of the New Notes and the other debt guaranteed on a subordinated basis may not make any demand for payment under such guarantees or institute any legal actions or bankruptcy proceedings against the guarantors.

   The guarantees of the New Notes will be secured by second priority liens granted by our subsidiary guarantors on substantially all of their inventory, accounts receivable, intellectual property and some of their owned real property (the "Collateral").

   The second priority liens securing the guarantees of the New Notes will be shared equally and ratably with our creditors under certain synthetic lease obligations and certain obligations that we are permitted to incur in the future under the terms of our credit, guarantee and security agreements. The guarantees of the secured credit facility and our 10.5% senior secured notes due 2002 are secured by first priority liens on the Collateral, which liens will be senior to the liens securing the New Notes. The lenders under the secured credit facility control at all times all remedies or other actions related to the Collateral. The second priority liens will not entitle holders of any debt secured by such liens to take any action whatsoever with respect to the Collateral. The lenders under the secured credit facility and the 10.5% senior secured notes due 2002 will receive all proceeds from any realization on the Collateral until the secured credit facility and the 10.5% senior secured notes due 2002 are paid in full.

   In certain circumstances, a portion of the proceeds from a sale of assets that constitute part of the Collateral (the "Collateral Proceeds") may become available to repurchase New Notes. The Collateral Proceeds that are available to repurchase the New Notes (the "Note Collateral Proceeds") will be deposited into an account held by the Trustee (the "Note Collateral Account"). When the aggregate amount of Note Collateral Proceeds in the Note Collateral Account exceeds $10.0 million (taking into account income earned on such Note Collateral Proceeds, if any), we will be required to make an offer to purchase (the "Prepayment Offer") the New Notes, which offer shall be in the amount of the New Note Collateral Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal, to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Note Collateral Proceeds remains after compliance with the preceding sentence and provided that all holders of New Notes have been given the opportunity to tender their New Notes for purchase in accordance with the Indenture, the excess may be used only to acquire assets, or repurchase New Notes in open market transactions, and otherwise must remain deposited in an account, for the sole benefit of the New Notes, which is controlled by the Trustee. The New Notes will be secured by a first priority security interest in such assets or account, as the case may be. Following the completion of a Prepayment Offer, the amount of Note Collateral Proceeds will be reset to zero.

   Within five business days after we are obligated to make a Prepayment Offer as described in the preceding paragraph, we will send a written notice, by first-class mall, to the holders of New Notes, accompanied by such information regarding our company and our subsidiaries as we in good faith believe will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

   We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes. To the extent that the provisions of any securities laws or regulations conflict with provisions described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under a repurchase covenant by virtue of such compliance.

Book-Entry, Delivery and Form

   We will initially issue the New Notes in the form of one or more global notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depository or a nominee of the Depository. You may hold your beneficial interests in a

Global Note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.

   The Depository has advised us as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

   We expect that pursuant to procedures established by the Depository, upon the deposit of a Global Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of New Notes represented by such Global Note to the accounts of participants. The accounts to be credited will be designated by the Dealer Managers. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Note.

   So long as the Depository, or its nominee, is the registered holder and owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related Notes evidenced by the Global Notes for all purposes of such New Notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in a Global Note, you will not be entitled to have the New Notes represented by such Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under such Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the holder of such Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   We will make payments of principal or premium, if any, and interest on New Notes represented by the Global Notes registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

   We expect that the Depository or its nominee, upon receipt of any payment of principal or premium, if any, or interest on a Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the record relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in a Global Note owning through such participants.

   Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   Subject to certain conditions, the New Notes represented by the Global Notes are exchangeable for certificated New Notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

     (1) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Notes or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

     (2) we, in our discretion at any time, determine not to have all the New Notes represented by a Global Note; or

     (3) a default entitling the holders of the New Notes to accelerate the maturity thereof has occurred and is continuing.

   Any New Note that is exchangeable as above is exchangeable for certificated New Notes issuable in authorized denominations and registered in such names as the Depository directs. Subject to the foregoing, the Global Notes are not exchangeable, except for Global Notes of the same aggregate denomination to be registered in the name of the Depository or its nominee.

Same-Day Payment

   The Indenture requires us to make payments in respect of the applicable New Notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Registration Rights Agreement

   Holders of the New Notes will not be entitled to any registration rights with respect to the New Notes. As part of the exchange offer pursuant to which the Old Notes were issued, we entered into a registration rights agreement with the trustee and the holders of the Old Notes, dated June 27, 2001. We have filed the registration statement of which this prospectus forms a part pursuant to that registration rights agreement.

Certain Restrictions

   Absence of Certain Protections in the Indenture. The Indenture does not contain any provisions that permit the holders of the New Notes to require prepayment in the event of a change in the management or control of us, or that afford holders of the New Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the New Notes (except to the limited extent that the covenants described below might affect the our ability to consummate such transactions).

   General. The various restrictive provisions of the Indenture applicable to us and our Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets and debt of Unrestricted Subsidiaries are not consolidated with those of us and our Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Indenture and Investments by us or our Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets. "Unrestricted Subsidiaries" are those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of

Directors pursuant to the Indenture). The Board of Directors designated substantially all of our subsidiaries as Unrestricted Subsidiaries with respect to the Indenture. "Restricted Subsidiaries" are all subsidiaries other than Unrestricted Subsidiaries. A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary at least 99% of the outstanding voting stock of which (except directors' qualifying shares) is owned by us and our other Wholly- owned Restricted Subsidiaries.

   An Unrestricted Subsidiary may not be designated a Restricted Subsidiary if it has any Secured Debt, Funded Debt or Attributable Debt in respect of Sale and Leaseback Transactions, except such debt as we would be permitted to allow under the terms of the Indenture, immediately after such Unrestricted Subsidiary becomes a Restricted Subsidiary.

   Restrictions Upon Secured Debt. Neither we nor a Restricted Subsidiary is permitted to incur or guarantee debt secured by any additional lien, mortgage, pledge or other encumbrance on its property without equally and ratably securing the New Notes, subject to exceptions. This restriction does not apply to permitted encumbrances described in the Indenture, including purchase money mortgages, encumbrances existing on property at the time it is acquired by us or a Restricted Subsidiary, conditional sales and similar agreements, and the extension, renewal or refunding of any of the foregoing and any Secured Debt of a Restricted Subsidiary owing to us or a Wholly-owned Restricted Subsidiary. The Indenture also permits other debt secured by encumbrances not otherwise specifically permitted which, together with Attributable Debt respecting existing Sale and Leaseback Transactions (excluding Sale and Leaseback Transactions entered into in respect of property acquired by us or a Restricted Subsidiary not more than 24 months prior to the date such Transaction is entered into, and unsecured Funded Debt of Restricted Subsidiaries (excluding unsecured Funded Debt incurred through extension, refund or renewal where Consolidated Funded in Debt was not thereby increased and excluding any Funded Debt owed to us or a Wholly-owned Restricted Subsidiary), incurred or entered into, as the case may be, after the date of the Indenture), would not at the time exceed 20% of the Consolidated Net Tangible Assets of us and our Restricted Subsidiaries.

   Restrictions Upon Sales with Leases Back. We are not permitted, and may not permit a Restricted Subsidiary, to sell or transfer (except to us or one or more Wholly-owned Restricted Subsidiaries) any manufacturing plant, warehouse, retail store or equipment owned and operated by us or a Restricted Subsidiary on or after the date of the Indenture with the intention that we or any Restricted Subsidiaries take back a lease thereof, except a lease for a period, including renewals, of not more than 24 months by the end of which period it is intended that the use of such property by the lessee will be discontinued, except (i) where we would be entitled under the Indenture to incur additional secured debt not otherwise specifically permitted by the Indenture in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction, (ii) where the Sale and Leaseback Transactions entered into in respect of property acquired by us or a Restricted Subsidiary within 24 months of such acquisition, or (iii) where, within 120 days of entering into the Sale and Leaseback Transaction, we apply to the retirement of our Secured Debt an amount equal to the greater of
(a) the net proceeds of the sale of the property leased pursuant to such Transaction or (b) the fair market value of the property so leased.

   Restrictions Upon Funded Debt of Restricted Subsidiaries. Restricted Subsidiaries are prohibited from becoming liable for any unsecured Funded Debt except where we would be entitled under the Indenture to incur additional secured debt not otherwise specifically permitted by the Indenture in an amount equal to such Funded Debt and except for certain extensions, refunding and renewals of Funded Debt and Funded Debt owing to us or a Wholly-owned Restricted Subsidiary.

   Restrictions Upon Merger and Sale of Assets. The Indenture provides that we may not merge with or sell our assets substantially as a entirety to another entity unless:

   (1) the corporation into which we merge or that acquires our assets, as the case may be, is a corporation organized in the United States and it expressly assumes our obligations under the Indenture;

   (2) immediately after giving effect to the transaction, no Event of Default shall have happened and be continuing with respect to the New Notes;


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
   (3) if, as a result of the transaction, any of our properties or assets would become subject to a mortgage, lien or other encumbrance that would not be permitted by the Indenture, we or our successor entity, as the case may be, takes such steps as are necessary to secure the New Notes ratably with or prior to all indebtedness secured thereby; and

   (4) we have delivered to the Trustee an officer's certificate and an opinion of counsel stating that the above conditions have been complied with.

   We may not permit any Subsidiary Guarantor to merge with or sell its assets substantially as a entirety to another entity unless:

   (1) the corporation into which such Subsidiary Guarantor merges or that acquires our assets, as the case may be, is a corporation organized in the United States and it expressly assumes such Subsidiary Guarantor's obligations with respect to its guarantee and the New Notes;

   (2) immediately after giving effect to the transaction, no Event of Default shall have happened and be continuing with respect to the New Notes;

   (3) if, as a result of the transaction, any properties or assets of the Subsidiary Guarantor would become subject to a mortgage, lien or other encumbrance that would not be permitted by the Indenture, we or our successor entity, as the case may be, takes such steps as are necessary to secure the New Notes ratably with or prior to all indebtedness secured thereby; and

   (4) we have delivered to the Trustee an officer's certificate and an opinion of counsel stating that the above conditions have been complied with.

   Restrictions on Impairment of Security Interest. Neither we nor any of our subsidiaries is permitted to take or omit to take any action that would materially impair the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the New Notes, and neither we nor any of our Subsidiaries is permitted to grant to any person any security interest in any of the Collateral, other than security interests granted in accordance with the Intercreditor Agreement by and among us and our senior creditors and the guarantee and security agreements relating to the Collateral.

   Restrictions on Amendments to Security Agreements. Neither we nor any of our subsidiaries is permitted to amend, waive or otherwise modify, or permit or consent to any amendment, waiver or other modification of the security agreements in any way that would be adverse to the holders of the New Notes. Notwithstanding the foregoing, (i) the security agreements may be amended, waived or otherwise modified with the approval of holders of a majority of aggregate outstanding principal amount of the New Notes and of each of the other facilities secured by such agreements, and (ii) the lenders under the secured credit facility will, at all times, control all remedies and other actions related to the Collateral.

Modification of the Indenture and Security Agreements

   The Indenture and the rights of the holders of New Notes may be modified by us only with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding New Notes but no supplemental indentures altering the terms of payment of principal or interest, changing the place or medium of payment of principal or interest, impairing the rights of holders to institute suit for payment, adversely changing the right to or exchange any New Notes, reducing the percentage required for modification in a manner adverse to the holders of New Notes, releasing the security interest granted in favor of the holders of the New Notes in the Collateral other than pursuant to the terms of the security agreements, make any change in the security agreements or any provision of the Indenture relating to the Collateral that would adversely affect the holders of the New Notes, or reduce the price payable upon the redemption of any New Notes or change the time at which any New Notes may be redeemed, as described under "--Optional Redemption," will be effective against any holder without his, her, or its consent.

Events of Default

   The Indenture provides that each of the following is an Event of Default with respect to the New Notes: (i) default for 30 days in any payment of interest upon any New Notes; (ii) default in any payment of

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
principal of (or premium, if any) upon any New Notes when due at maturity upon acceleration, required repurchase or otherwise; (iii) failure of us or any Subsidiary Guarantor to comply with the restrictions on merger of sale of assets contained in the Indenture; (iv) default for 60 days after appropriate notice in the performance of any other covenant in the New Notes or the Indenture; (v) certain events in bankruptcy, insolvency or reorganization; (vi) certain events of default resulting in the acceleration of the maturity of the related debt aggregating in excess of $10 million under any mortgages, indentures (including the Indenture) or instruments under which we may have issued, or by which there may have been secured or evidenced, any of our other debt; (vii) any event or condition occurs which results in the acceleration of the maturity of the second priority facilities; or (viii) the material impairment of the security interest under the security agreements for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture, or any security interest created thereunder being declared invalid or unenforceable, or we or any of our Subsidiaries asserting, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable. In case an Event of Default occurs and is continuing with respect to the New Notes, the holders of not less than 25% in aggregate outstanding principal amount of the New Notes may direct the Trustee to declare the principal of the New Notes and the accrued interest thereon, if any, to be due and payable. If certain events in bankruptcy, insolvency or reorganization occur, principal and interest on the New Notes will become payable without any act on the part of the Trustee or any holder. Any Event of Default with respect to the New Notes which has been cured may be waived by the holders of a majority in aggregate principal amount of the New Notes.

   The Indenture requires us to file annually with the Trustee a written statement signed by one of our officers as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of any default (except in payment of principal or premium, if any, or interest) if it considers it in the interest of the holders to do so.

   Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of holders, unless such holder has offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the holders of a majority in principal amount of the New Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Defeasance and Discharge

   The terms of the Indenture provide us with the option to be discharged from any and all obligations with respect to the New Notes (except for certain obligations to register the transfer or exchange of New Notes, to replace stolen, lost or mutilated New Notes, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations (as defined), which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on such New Notes on the Stated Maturity of such payments or on the applicable Redemption Date in accordance with the terms of the Indenture and such New Notes. Such option may only be exercised (i) if we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of such New Notes, (ii) there is no Event of Default with respect to the New Notes or any event which may become an Event of Default then occurring, and (iii) such action would not cause any outstanding New Notes to become delisted from any exchange as a result thereof.

Defeasance of Certain Covenants

   The terms of the Indenture provide us with the option to have the occurrence of events described in (vi), (vii) or (viii) under the heading "Events of Default" above no longer be Events of Default and to omit to comply with certain of the covenants described under the heading "Certain Restrictions" above. In order to exercise such option, we will be required to deposit with the Trustee money or U.S. Government Obligations



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
which through the payment of interest and principal thereof in accordance with the terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest on such New Notes on the stated maturity of such payments or on the applicable redemption date in accordance with the terms of the Indenture and such New Notes. Additionally, no Event of Default or event which may become an Event of Default may have occurred and be continuing on the date of deposit with the Trustee. We will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of such New Notes to recognize income, gain or loss for federal income tax purposes.

   We may exercise our defeasance option with respect to the New Notes notwithstanding our prior exercise of its covenant defeasance option. If we exercise our defeasance option, payments on the New Notes may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payments on the New Notes may not be accelerated by reference to the provisions described (vi), (vii), (viii). In the event we omit to comply with our remaining obligations under the Indenture with respect to the New Notes, after exercising its covenant defeasance option and the New Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the New Notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Concerning the Trustee

   State Street Bank and Trust Company is the Trustee under the Indenture. State Street is eligible for trusteeship under Section 310 of the Trust Indenture Act. State Street also acts as the Security Registrar and Paying Agent with regard to the New Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

   None of our directors, officers, employees, incorporators or stockholders will have any liability for any of our obligations under the New Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

   The Indenture and the New Notes will be governed by, and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   "Attributable Debt" means, as to any particular Sale and Leaseback Transaction under which we or any Restricted Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined (i) in the case of any such transaction involving a capital lease, the amount on such date of the capital lease obligation thereunder or (ii) in the case of any other such Sale and Leaseback Transaction, the then present value of the minimum rental obligation under such transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the respective rental payments at the actual interest factor included in such payment, or, if such interest factor cannot be readily determined, at the rate per annum equal to the rate of interest on the securities. The amount of any rental payment required to be made under any such Sale and Leaseback Transaction not involving a capital lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges.

   "Board of Directors" means either our board of directors or any duly authorized committee of that board.

   "Board Resolution" means a copy of a resolution certified by our Secretary or an Assistant Secretary to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

   "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, Hartford, Connecticut or Boston, Massachusetts are authorized or obligated by law, regulation, executive order or governmental decree to close.

   "Consolidated Net Tangible Assets" means the total amount of assets on a consolidated balance sheet of us and our Restricted Subsidiaries (less applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation) after deducting (a) all liabilities and liability items including amounts in respect of obligations under leases (or guarantees thereof) which under generally accepted accounting principles would be included on such balance sheet except Funded Debt capital stock and surplus, surplus reserves and provisions for deferred income taxes and (b) goodwill trade names trademarks patents unamortized debt discount and expense and other like intangibles.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Funded Debt" means any debt for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after the date of determination thereof and any debt, regardless of its term, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of the debt, which would, in accordance with generally accepted accounting practice, be classified as funded debt, excluding (a) debt for which money in satisfaction thereof has been deposited in trust, (b) certain guarantees arising in the ordinary course of business and (c) liabilities resulting from capitalization of lease rentals.

   The term "holder", when used in respect of either the New Notes or the Old Notes, means the Person in whose name such security is registered in the relevant Security Register.

   The term "mortgage" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

   "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

   "Restricted Subsidiary" means any Subsidiary that is not an Unrestricted Subsidiary.

   "Sale and Leaseback Transactions" means the sale or transfer of any manufacturing plant, warehouse, retail store or equipment owned and operated or hereafter owned and operated by us or a Restricted Subsidiary, with the intention that we or any Restricted Subsidiary take back a lease thereof, except a lease for a period, including renewals, not exceeding 24 months, by the end of which period it is intended that the use of such property or equipment by the lessee will be discontinued.

   "SEC" means the Securities and Exchange Commission.

   "Second Priority Facilities" means each of the facilities, including the Indenture under which the New Notes are issued, that is secured by the Collateral.

   "Secured Debt" means any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on our property or any Restricted Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

   "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

   "Unrestricted Subsidiary" means (a) any Subsidiary which, in accordance with the provisions of the Indenture, has been designated by a Board Resolution as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with the provisions of the Indenture, be designated by Board Resolution as a Restricted Subsidiary; and (b) any Subsidiary a majority of the Voting Stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries.

   "Voting Stock" of any Person means capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

   "Wholly-owned Restricted Subsidiary" means a Restricted Subsidiary of which at least 99% of the outstanding Voting Stock (other than directors qualifying shares) is at the time, directly or indirectly, owned by us or by one or more Wholly owned Restricted Subsidiaries or by us and one or more Wholly owned Restricted Subsidiaries.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS


   The exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a "significant modification" of the Old Note for U.S. federal income tax purposes and, accordingly, the New Note received will be treated as a continuation of the Old Note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a Holder who exchanges an Old Note for a New Note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the New Note as it had in the Old Note immediately before the exchange. A holder who does not exchange its Old Notes for New Notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until , 2001, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

   We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that request such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

   The validity of the New Notes offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Nancy A. Lieberman, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a director and stockholder of Rite Aid.

                                     EXPERTS



   The consolidated financial statements and related financial statement schedule of the Company and its consolidated subsidiaries, except PCS Holding Corporation and subsidiaries which has been included in discontinued operations in such consolidated financial statements, as of March 3, 2001 and February 26, 2000, and for each of the three years in the period ended March 3, 2001 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended March 3, 2001 have been audited by Deloitte & Touche LLP as stated in their reports which are incorporated by reference herein. The financial statements of PCS Holding Corporation and subsidiaries for the year ended February 26, 2000 and the thirty-six days ended February 27, 1999, not separately included herein or elsewhere in the registration statement have been audited by Ernst & Young LLP, as stated in their report, which is incorporated by reference herein. Such financial statements and related financial statement schedule of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

   Under the Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonable entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

   Article Tenth of the Company's Certificate of Incorporated and Article VII of the Company's By-laws provide for the indemnification of its directors and officers as authorized by Section 145 of the DGCL.

   The directors and officers of the Company and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by the Company.

Item 21. Exhibits and Financial Statement Schedules.

a. Exhibits



 Exhibit                                                                                       Incorporation by
 Numbers  Description                                                                            Reference to
 -------  -----------                                                                            ------------

  4.1     Supplemental Indenture, dated as of February 3, 2000, between Rite Aid     Exhibit 4.2 to Form 8-K filed on February 7,
          Corporation and Harris Trust and Savings Bank to the Indenture, dated      2000
          September 10, 1997, between Rite Aid Corporation and Harris Trust and
          Savings Bank

  4.2     Supplemental Indenture, dated as of February 3, 2000, between Rite Aid     Exhibit 4.3 to Form 8-K filed on February 7,
          Corporation and Harris Trust and Savings Bank, to the Indenture, dated     2000
          September 22, 1998, between Rite Aid Corporation and Harris Trust and
          Savings Bank

  4.3     Supplemental Indenture, dated as of February 3, 2000, between Rite Aid     Exhibit 4.4 to Form 8-K filed on February 7,
          Corporation and Harris Trust and Savings Bank to the Indenture, dated      2000
          December 21, 1998, between Rite Aid Corporation and Harris Trust and
          Savings Bank

  4.4     Indenture, dated as of June 14, 2000, among Rite Aid Corporation, as       Exhibit 4.1 to Form 8-K filed on June 21, 2000
          Exhibit 4.1 to Form 8-K filed on Issuer, each of the Subsidiary
          Guarantors named therein and State June 21, 2000 Street Bank and Trust
          Company, as Trustee

  4.5     Exchange and Registration Rights Agreement, dated as of June 14, 2000,     Exhibit 4.2 to Form 8-K filed on June 21, 2000
          Exhibit 4.2 to Form 8-K filed on by and among Rite Aid Corporation,
          State Street Bank and Trust Company June 21, 2000 and the Holders of
          the 10.50% Senior Secured Notes due 2002

  4.6     Registration Rights Agreement, dated as of June 14, 2000, by and among     Exhibit 4.3 to Form 8-K filed on June 21, 2000
          Exhibit 4.3 to Form 8-K filed on Rite Aid Corporation and the Lenders listed therein June 21, 2000

  4.7     Indenture, dated as of June 27, 2001, between Rite Aid Corporation, as     Exhibit 4.7 to Registration Statement on Form
          issuer and State Street Bank and Trust Company, as trustee, related to     S-1, File No. 333-64950, filed on July 12,
          the Company's 12.50% Senior Secured Notes due 2006.                        2001

  4.8     Indenture, dated as of June 27, 2001 between Rite Aid Corporation, as      Exhibit 4.8 to Registration Statement on Form
          issuer and BNY Midwest Trust Company, as trustee, related to the           S-1, File No. 333-64950, filed on July 12,
          Company's 11 1/4% Senior Notes due 2008.                                   2001

  4.9     Exchange and Registration Rights Agreement, dated as of June 27, 2001,     Exhibit 4.9 to Registration Statement on Form
          between Rite Aid Corporation and Salomon Smith Barney Inc., Credit         S-1, File No. 333-64950, filed on July 12,
          Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Fleet     2001
          Securities, Inc., as initial purchasers, for the benefit of the holders of the Company's 11 1/4% Senior Notes due 2008.

  5       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP                        Filed herewith

       Exhibit                                                               Incorporation by
        Numbers                      Description                               Reference to
       --------                      -----------                               ------------

 12                   Statement regarding computation of          Exhibit 12 to Form 10-K filed on May
                      ratios of earnings to fixed charges         21, 2001

 23.1                 Independent Auditors' Consent               Filed herewith

 23.2                 Independent Auditors' Consent               Filed herewith

 23.3                 Consent of Skadden, Arps, Slate,            Filed herewith
                      Meagher & Flom LLP (included in
                      Exhibit 5)

 24                   Power of Attorney                           Signature pages to Registration
                                                                  Statement on Form S-4, File No. 333-
                                                                  67362, filed on August 13, 2001.

 25                   Statement of Eligibility of Trustee         Exhibit 25 to Registration Statement
                                                                  on Form S-4, File No. 333-67362, filed
                                                                  on August 13, 2001

 99.1                 Form of Letter of Transmittal               Filed herewith

 99.2                 Form of Notice of Guaranteed Delivery       Filed herewith

 99.3                 Form of Letter to Clients                   Filed herewith

 99.4                 Form of Letter to Brokers, Dealers,         Filed herewith
                      Commercial Banks, Trust Companies and
                      Other Nominees

Item 22. Undertakings.


   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on October 31, 2001.




                                RITE AID CORPORATION


                                By:          /s/ Elliot S. Gerson
                                 ----------------------------------------------
                                                Elliot S. Gerson
                                         Senior Executive Vice President
                                               and General Counsel

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



               Signature                                       Title                                       Date
                ---------                                      ------------                                ----

                   *                      Chairman of the Board and                                  October 31, 2001
   -----------------------------------    Chief Executive Officer
             Robert G. Miller



                   *                      President, Chief Operating                                 October 31, 2001
   -----------------------------------    Officer and Director
             Mary F. Sammons



                   *                      Chief Financial Officer and Senior Executive Vice          October 31, 2001
   -----------------------------------    President
             John T. Standley



                   *                      Executive Vice President,                                  October 31, 2001
   -----------------------------------    Finance and Accounting
             Christopher Hall



                   *                      Chief Accounting Officer and                               October 31, 2001
   -----------------------------------    Senior Vice President
             Kevin J. Twomey

               Signature                                       Title                                       Date
               ---------                                       -----                                       ----
                   *                      Director                                                   October 31, 2001
  ------------------------------------
           William J. Bratton



                   *                      Director                                                   October 31, 2001
  ------------------------------------
            Alfred M. Gleason



                   *                      Director                                                   October 31, 2001
  ------------------------------------
            Leonard I. Green



                   *                      Director                                                   October 31, 2001
  ------------------------------------
           Nancy A. Lieberman



                   *                      Director                                                   October 31, 2001
  ------------------------------------
             Stuart M. Sloan



                   *                      Director                                                   October 31, 2001
  ------------------------------------
          Jonathan D. Sokoloff



                   *                      Director                                                   October 31, 2001
  ------------------------------------
            Leonard N. Stern



*By: /s/ Elliot S. Gerson
     ---------------------------------
          Elliot S. Gerson
          Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on October 31, 2001.


               112 BURLEIGH AVENUE NORFOLK, LLC
               1515 WEST STATE STREET BOISE, IDAHO, LLC
               NAME RITE LLC
               TYLER AND SANDERS ROADS, BIRMINGHAM-ALABAMA 1740
                ASSOCIATES, LLC
               GRATIOT & CENTER-SAGINAW TOWNSHIP, MICHIGAN, LLC
               NORTHLINE & DIX-TOLEDO-SOUTHGATE,LLC
               PAW PAW LAKE ROAD & PAW PAW AVENUE-COLOMA,
                MICHIGAN, LLC
               SEVEN MILE AND EVERGREEN-DETROIT,LLC
               CENTRAL AVENUE AND MAIN STREET-PETAL, MS, LLC
               STATE & FORTIFICATION STREETS-JACKSON, MISSISSIPPI, LLC BALTIMORE/ANNAPOLIS BOULEVARD & GOVERNOR RICHIE
                HIGHWAY-GLEN BURNIE, MARYLAND, LLC
               ANN & GOVERNMENT STREETS-MOBILE, ALABAMA, LLC
               1525 CORTYOU ROAD-BROOKLYN, LLC

                  By: /s/ Elliot S. Gerson
                      --------------------
                      Elliot S. Gerson
                      Senior Vice President and Assistant Secretary

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



            Signature                         Title                   Date
            ---------                         -----                   ----
                *                   Director                    October 31, 2001
        --------------------
         David R. Jessick


                                    Senior Vice President and
                *                   Chief Financial Officer     October 31, 2001
        --------------------
          Kevin J. Twomey


                *                   Director                    October 31, 2001
        --------------------
         Elliot S. Gerson


                *                   Director                    October 31, 2001
        --------------------
          Robert B. Sari


*By: /s/ Elliot S. Gerson
     ---------------------------
         Elliot S. Gerson
         Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on October 31, 2001.


               764 SOUTH BROADWAY-GENEVA, OHIO, LLC
               EIGHTH AND WATER STREETS-URICHSVILLE, OHIO, LLC GETTYSBURG AND HOOVER-DAYTON, OHIO, LLC
               MAYFIELD & CHILLICOTHE ROADS-CHESTERKNOL, LLC
               MUNSON & ANDREWS, LLC
               STATE STREET AND HILL ROAD-GERARD, OHIO, LLC
               SILVER SPRINGS ROAD-BALTIMORE, MARYLAND/ONE, LLC SILVER SPRINGS ROAD-BALTIMORE, MARYLAND/TWO, LLC

                  By: /s/ Elliot S. Gerson
                      --------------------
                      Elliot S. Gerson
                      Senior Vice President and Assistant Secretary

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



            Signature                         Title                   Date
            ---------                         -----                   ----
                *                   President and Director      October 31, 2001
        --------------------
         David R. Jessick


                                    Senior Vice President and
                *                   Chief Financial Officer     October 31, 2001
        --------------------
          Kevin J. Twomey


                *                   Director                    October 31, 2001
        --------------------
        I. Lawrence Gelman


                *                   Director                    October 31, 2001
        --------------------
          Robert B. Sari


                *                   Director                    October 31, 2001
        --------------------
            Chris Hall


*By: /s/ Elliot S. Gerson
     ---------------------------
         Elliot S. Gerson
         Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on October 31, 2001.


               RITE AID HDQTRS. CORP.
               RITE AID OF ALABAMA, INC.
               RITE AID OF CONNECTICUT, INC.
               RITE AID OF DELAWARE, INC.
               RITE AID OF FLORIDA, INC.
               RITE AID GEORGIA, INC.
               RITE AID OF ILLINOIS, INC.
               RITE AID OF INDIANA, INC.
               RITE AID OF KENTUCKY, INC.
               RITE AID OF MARYLAND, INC.
               RITE AID OF MASSACHUSETTS, INC.
               RITE AID OF NEW HAMPSHIRE, INC.
               RITE AID OF NEW JERSEY, INC.
               RITE AID OF NORTH CAROLINA, INC.
               RITE AID OF PENNSYLVANIA, INC.
               RITE AID OF SOUTH CAROLINA, INC.
               RITE AID OF TENNESSEE, INC.
               RITE AID OF VIRGINIA, INC.
               RITE AID OF WASHINGTON, D.C., INC.
               RITE AID OF WEST VIRGINIA, INC.
               DRUG FAIR OF PA. INC.
               DRUG FAIR, INC.
               EAGLE MANAGED CARE CORP.
               HARCO, INC.
               KEYSTONE CENTERS, INC.
               OCEAN ACQUISITION CORPORATION REED, INC.
               RITE AID DRUG PALACE, INC.
               RITE AID ROME DISTRIBUTION CENTER, INC.
               RITE AID TRANSPORT, INC.
               W.R.A.C., INC.
               1740 ASSOCIATES, L.L.C.
               3581 CARTER HILL ROAD-MONTGOMERY CORP.
               4042 WARRENSVILLE CENTER ROAD-WARRENSVILLE OHIO, INC. 5277 ASSOCIATES, INC.
               537 ELM STREET CORPORATION 5600 SUPERIOR PROPERTIES, INC. 657-659 BROADWAY ST. CORP.
               BROADVIEW AND WALLINGS-BROADVIEW HEIGHTS OHIO, INC. DOMINION ACTION ONE CORPORATION
               DOMINION ACTION TWO CORPORATION
               DOMINION ACTION THREE CORPORATION
               DOMINION ACTION FOUR CORPORATION
               DOMINION DRUG STORES CORP.
               ENGLAND STREET-ASHELAND CORPORATION
               FAIRGROUND, LLC
               JAIME NATHAN TRAVIS CORPORATION
               LAKEHURST AND BROADWAY CORPORATION
               LEADER DRUGS, INC.
               PATTON DRIVE AND NAVY BOULEVARD PROPERTY CORPORATION

               PORTFOLIO MEDICAL SERVICES, INC.
               RACK RITE DISTRIBUTORS, INC.
               RITE AID VENTURER #1, INC.
               RITE FUND, INC.
               THE MUIR COMPANY
               VIRGINIA CORPORATION
               K&B, INCORPORATED
               K&B ALABAMA CORPORATION
               K&B FLORIDA CORPORATION
               K&B LOUISIANA CORPORATION
               K&B MISSISSIPPI CORPORATION
               K&B SERVICES, INCORPORATED
               K&B TENNESSEE CORPORATION
               K&B TEXAS CORPORATION
               K&B TRAINEES, INC.
               KATZ & BESTHOFF, INC.
               SUPER DISTRIBUTORS, INC.
               SUPER ICE CREAM SUPPLIERS, INC.
               SUPER LABORATORIES, INC.
               SUPER PHARMACY NETWORK, INC.
               SUPER TOBACCO DISTRIBUTORS, INC.
               PL XPRESS, INC.
               THRIFTY CORPORATION
               P.L.D. ENTERPRISES, INC.
               RITE AID REALTY CORP.
               THRIFTY WILSHIRE, INC.
               SOPHIE ONE CORP.
               SCRIPT SOUTH INC.
               PERRY DISTRIBUTORS, INC.
               APEX DRUG STORES, INC.
               PDS-1 MICHIGAN, INC.
               RDS DETROIT, INC.
               PERRY DRUG STORES, INC.
               RAM-UTICA, INC.
               RITE AID OF MICHIGAN, INC.
               RITE AID OF NEW YORK, INC.
               RITE INVESTMENTS CORP.
               RX CHOICE, INC.


                  By: /s/ Robert B. Sari
                     --------------------
                     Robert B. Sari
                     Vice President and Secretary

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



            Signature                               Title                             Date
            ---------                               -----                             ----
                *                         President and Director                October 31, 2001
------------------------------------
         David R. Jessick


                                          Senior Vice President and
                *                         Chief Financial Officer               October 31, 2001
------------------------------------
          Kevin J. Twomey


                *                         Director                              October 31, 2001
------------------------------------
         Elliot S. Gerson



                *                         Director                              October 31, 2001
------------------------------------
          Robert B. Sari


*By: /s/ Elliot S. Gerson
     -------------------------------
         Elliot S. Gerson
         Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on October 31, 2001.


               RITE AID OF OHIO, INC.
               RITE AID OF MAINE, INC.
               THE LANE DRUG COMPANY


                  By: /s/ Robert B. Sari
                     --------------------
                     Robert B. Sari
                     Vice President and Secretary


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                               Title                             Date
            ---------                               -----                             ----
                *                         President and Director                October 31, 2001
------------------------------------
         David R. Jessick


                                          Senior Vice President and
                *                         Chief Financial Officer               October 31, 2001
------------------------------------
          Kevin J. Twomey


                *                         Director                              October 31, 2001
------------------------------------
        I. Lawrence Gelman


                *                         Director                              October 31, 2001
------------------------------------
          Robert B. Sari


                *                         Director                              October 31, 2001
v
            Chris Hall


*By: /s/ Elliot S. Gerson
     -------------------------------
         Elliot S. Gerson
         Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on October 31, 2001.


             THRIFTY PAYLESS, INC.

                  By: /s/ Elliot S. Gerson
                      --------------------
                      Elliot S. Gerson
                      Senior Vice President and Assistant Secretary


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.





         Signature                                   Title                           Date
         ---------                                   -----                           ----
              *                          President and Director                 October 31, 2001
------------------------------------
      Charles R. Kibler


                                         Senior Vice President, Chief
              *                          Financial Officer and Director         October 31, 2001
------------------------------------
       Elliot S. Gerson


              *                          Director                               October 31, 2001
------------------------------------
      James E. Krahulec


*By: /s/ Elliot S. Gerson
     -------------------------------
         Elliot S. Gerson
         Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on October 31, 2001.


             RITE AID OF VERMONT, INC.

                  By: /s/ Elliot S. Gerson
                      --------------------
                      Elliot S. Gerson
                      Senior Vice President and Assistant Secretary


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




               Signature                          Title                               Date
               ---------                          -----                               ----
                   *                      President and Director                October 31, 2001
  ------------------------------------
            David R. Jessick


                   *                      Senior Vice President and             October 31, 2001
  ------------------------------------    Chief Financial Officer
             Kevin J. Twomey


                   *                      Director                              October 31, 2001
  ------------------------------------
            Rachel F. Gerson


                   *                      Director                              October 31, 2001
  ------------------------------------
              Brett Hanscom


                   *
  ------------------------------------    Director                              October 31, 2001
              Maureen Otzell


                   *
  ------------------------------------    Director                              October 31, 2001
              Stephen Savage


                   *
  ------------------------------------    Director                              October 31, 2001
              Steven Lawson


                   *
  ------------------------------------    Director                              October 31, 2001
             Elliot S. Gerson


*By: /s/ Elliot S. Gerson
     ---------------------------------
         Elliot S. Gerson
         Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on October 31, 2001.

                                LAVERDIERE'S ENTERPRISES, INC.
                                READS, INC.
                                5600 SUPERIOR PROPERTIES, INC.
                                GDF, INC.

                                By: /s/ Robert B. Sari
                                 ----------------------------------------------
                                               Robert B. Sari
                                        Vice President and Secretary


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                           Title                                                   Date
               ---------                           -----                                                   ----
                   *                      President and Director                                     October 31, 2001
  ------------------------------------
            David R. Jessick


                   *                      Director                                                   October 31, 2001
  ------------------------------------
            Elliot S. Gerson


                   *                      Director                                                   October 31, 2001
  ------------------------------------
             Robert B. Sari


*By: /s/ Elliot S. Gerson
     ---------------------------------
         Elliot S. Gerson
         Attorney-in-fact

                                 EXHIBIT INDEX



  Exhibit                                                                         Incorporation by
  Numbers                       Description                                         Reference to
  --------                      -----------                                         ------------
  4.1       Supplemental Indenture, dated as of February 3,       Exhibit 4.2 to Form 8-K filed on February 7,
            2000, between Rite Aid Corporation and Harris         2000
            Trust and Savings Bank to the Indenture, dated
            September 10, 1997, between Rite Aid Corporation
            and Harris Trust and Savings Bank

  4.2       Supplemental Indenture, dated as of February 3,       Exhibit 4.3 to Form 8-K filed on February 7,
            2000, between Rite Aid Corporation and Harris         2000
            Trust and Savings Bank, to the Indenture, dated
            September 22, 1998, between Rite Aid Corporation
            and Harris Trust and Savings Bank

  4.3       Supplemental Indenture, dated as of February 3,       Exhibit 4.4 to Form 8-K filed on February 7,
            2000, between Rite Aid Corporation and Harris         2000
            Trust and Savings Bank to the Indenture, dated
            December 21, 1998, between Rite Aid Corporation
            and Harris Trust and Savings Bank

  4.4       Indenture, dated as of June 14, 2000, among Rite      Exhibit 4.1 to Form 8-K filed on
            Aid Corporation, as Issuer, each of the Subsidiary    June 21, 2000
            Guarantors named therein and State Street Bank and
            Trust Company, as Trustee

  4.5       Exchange and Registration Rights Agreement, dated     Exhibit 4.2 to Form 8-K filed on
            as of June 14, 2000, by and among Rite Aid            June 21, 2000
            Corporation, State Street Bank and Trust Company
            and the Holders of the 10.50% Senior Secured Notes
            due 2002

  4.6       Registration Rights Agreement, dated as of June       Exhibit 4.3 to Form 8-K filed on
            14, 2000, by and among Rite Aid Corporation and       June 21, 2000
            the Lenders listed therein

  4.7       Indenture, dated as of June 27, 2001, between Rite    Exhibit 4.7 to Registration Statement on Form S-
            Aid Corporation, as issuer and State Street Bank      1, File No. 333-64950, filed on July 12, 2001
            and Trust Company, as trustee, related to the
            Company's 12.50% Senior Secured Notes due 2006.

  4.8       Indenture, dated as of June 27, 2001 between Rite     Exhibit 4.8 to Registration Statement on Form S-
            Aid Corporation, as issuer and BNY Midwest Trust      1, File No. 333-64950, filed on July 12, 2001
            Company, as trustee, related to the Company's 11
            1/4% Senior Notes due 2008.

  4.9       Exchange and Registration Rights Agreement, dated     Exhibit 4.9 to Registration Statement on Form S-
            as of June 27, 2001, between Rite Aid Corporation     1, File No. 333-64950, filed on July 12, 2001
            and Salomon Smith Barney Inc., Credit Suisse First
            Boston Corporation, J.P. Morgan Securities Inc.
            and Fleet Securities, Inc., as initial purchasers,
            for the benefit of the holders of the Company's 11
            1/4% Senior Notes due 2008.

  5         Opinion of Skadden, Arps, Slate, Meagher & Flom       Filed herewith
            LLP

 Exhibit                                                                                     Incorporation by
 Numbers  Description                                                                          Reference to
 -------- -----------                                                                          ------------
 12       Statement regarding computation of ratios of earnings to fixed charges     Exhibit 12 to Form 10-K filed on May 21, 2001

 23.1     Independent Auditors' Consent                                              Filed herewith

 23.2     Independent Auditors' Consent                                              Filed herewith

 23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in           Filed herewith
          Exhibit 5)

 24       Power of Attorney                                                          Signature pages to Registration Statement on
                                                                                     Form S-4, File No. 333-67362, filed on August
                                                                                     13, 2001

 25       Statement of Eligibility of Trustee                                        Exhibit 25 to Registration Statement on Form
                                                                                     S-4, File No. 333-67362, filed on August 13,
                                                                                     2001

 99.1     Form of Letter of Transmittal                                              Filed herewith

 99.2     Form of Notice of Guaranteed Delivery                                      Filed herewith

 99.3     Form of Letter to Clients                                                  Filed herewith

 99.4     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies      Filed herewith
          and Other Nominees
